EXECUTION VERSION

CREDIT AGREEMENT

Dated as of November 7, 2014

Among

TAL INTERNATIONAL CONTAINER CORPORATION,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

FIRST NIAGARA BANK, N.A.,
as Administrative Agent, as Collateral Agent, Joint Lead Arranger and Joint Bookrunner,

ING BELGIUM SA/NV,
as Syndication Agent, Joint Lead Arranger and Joint Bookrunner,

and

WELLS FARGO EQUIPMENT FINANCE, INC. AND PNC BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

Table of Contents

		Page
ARTICLE I DEFINITIONS AND RULES OF INTERPRETATION		1
1.1	Definitions	1
1.2	Rules of Interpretation	28
1.3	Use of Defined Terms	29
1.4	Accounting and Financial Determinations	29

ARTICLE II COMMITMENTS OF LENDERS		29
2.1	Commitments to Make Loans	29
2.2	Requests for Loans	29
2.3	The Notes	30
2.4	Termination of Commitments	30
2.5	Repayment of Loans	30
2.6	Funding by Lenders; Presumption by Administrative Agent	30
2.7	Failure to Satisfy Conditions Precedent	31
2.8	Obligations of Lenders Several	31
2.9	Credit Facility	31
2.10	Incremental Commitment Increase	31

ARTICLE III INTENTIONALLY OMITTED		33
ARTICLE IV PROVISIONS APPLICABLE TO ALL LOANS		33
4.1	Interest on Loans	33
4.2	Notice and Manner of Conversion or Continuation of Loans	33
4.3	Prepayment of Loans	34
4.4	Payments by Borrower; Presumptions by Administrative Agent	3
4.5	Sharing of Payments by Lenders	35
4.6	Funding Source	35
4.7	Defaulting Lenders	35

ARTICLE V CERTAIN GENERAL PROVISIONS		37
5.1	Fees	37
5.2	Funds for Payments	37
5.3	Computations	40
5.4	Inability to Determine LIBOR Rate	41
5.5	Illegality	41
5.6	Additional Costs, etc.	41
5.7	Capital Adequacy	42
5.8	Certificate	43
5.9	Indemnity	43
5.10	Interest After Default	43

ARTICLE VI COLLATERAL SECURITY		43
6.1	Security of Borrower	43
6.2	Addition, Removal and Substitution	43

ARTICLE VII REPRESENTATIONS AND WARRANTIES		44
7.1	Company Status	44
7.2	Company Power and Authority	44
7.3	No Violation	45
7.4	Litigation	45
7.5	Margin Regulations	45
7.6	Governmental Approvals	45
7.7	Investment Company Act	46
7.8	True and Complete Disclosure	46
7.9	Financial Condition; Financial Statements	46
7.10	Security Interests	47
7.11	Compliance with ERISA	47
7.12	Subsidiaries	47
7.13	Compliance with Statutes; Agreements, etc.	48
7.14	Environmental Matters	48
7.15	Labor Relations	48
7.16	Tax Returns and Payments	48
7.17	Existing Indebtedness	49
7.18	Insurance	49
7.19	Foreign Assets Control Regulations, etc.	49
7.20	Credit and Collection Policy	49
7.21	Form of Lease Agreement	49
7.22	Absence of Negative Pledges	49
7.23	Solvency	50
7.24	Eligible Containers	50

ARTICLE VIII AFFIRMATIVE COVENANTS		50
8.1	Information Covenants	50
8.2	Books, Records and Inspections	52
8.3	Use of Proceeds	52
8.4	Payment of Taxes	52
8.5	Existence; Franchises	53
8.6	Compliance with Statutes; etc.	53
8.7	End of Fiscal Years; Fiscal Quarters	53
8.8	Further Assurances	53
8.9	Performance of Obligations	53
8.10	Maintenance of Properties and Pledged Containers	53
8.11	Insurance	54
8.12	UNIDROIT Convention	55
8.13	Compliance with Credit and Collection Policy	55

ARTICLE IX NEGATIVE COVENANTS		55
9.1	Changes in Business; etc.	55
9.2	Consolidation; Merger; Sale of Assets; etc.	56
9.3	Liens	56

9.4	Indebtedness	57
9.5	Loans; Investments	59
9.6	Transactions with Affiliates	61
9.7	Limitation on Certain Restrictions on Subsidiaries	62
9.8	Margin Regulations	62

ARTICLE X FINANCIAL COVENANTS		63
10.1	Consolidated EBIT to Consolidated Cash Interest Expense Ratio	63
10.2	Maximum Leverage Ratio	63
10.3	Consolidated Tangible Net Worth	63

ARTICLE XI CLOSING CONDITIONS		63
11.1	Execution of Agreement; Notes	63
11.2	Closing Date Officer’s Certificate	63
11.3	Opinion of Counsel	63
11.4	Company Documents; Proceedings	64
11.5	Approvals	64
11.6	Guaranty by TAL Group	64
11.7	Security Agreement	65
11.8	Permitted Indebtedness Agreements	65
11.9	Insurance Certificates; etc.	65
11.10	Audited and Unaudited Financial Statement	65
11.11	Payment of Fees	66
11.12	Equipment Report and Asset Base Report	66
11.13	Leverage Ratio	66
11.14	Securitization Intercreditor Agreement	66
11.15	Payoff and Releases	66
11.16	Material Adverse Effect	67

ARTICLE XII CONDITIONS PRECEDENT TO ALL LOANS		67
12.1	Revolving Period	67
12.2	No Event of Default; Representations and Warranties	67
12.3	Asset Base Report	67
12.4	Concentration Limits	67

ARTICLE XIII EVENTS OF DEFAULT; ACCELERATION, ETC.		67
13.1	Events of Default	67
13.2	Termination of Commitments	70
13.3	Remedies	70
13.4	Distribution of Collateral Proceeds	70

ARTICLE XIV ADMINISTRATIVE AND COLLATERAL AGENT		71
14.1	Appointment and Authority	71
14.2	Rights as a Lender	71
14.3	Exculpatory Provisions	71
14.4	Reliance by Administrative Agent	72

14.5	Delegation of Duties	72
14.6	Resignation of Administrative Agent	73
14.7	Non-Reliance on Administrative Agent and Other Lenders	73
14.8	Administrative Agent May File Proofs of Claim	74
14.9	Collateral Matters	74
14.10	Collateral Agent	75
14.11	Hedge Counterparties	75
14.12	Designation of Additional Agents	75

ARTICLE XV SUCCESSORS AND ASSIGNS		75
15.1	General Conditions	75
15.2	Assignment by Lenders	76
15.3	Register	77
15.4	Participations	77
15.5	Limitations upon Participant Rights	78
15.6	Certain Pledges	78
15.7	Electronic Execution of Assignments	78

ARTICLE XVI PROVISIONS OF GENERAL APPLICATIONS		79
16.1	Setoff	79
16.2	Expenses	79
16.3	Indemnification	80
16.4	Treatment of Certain Confidential Information	81
16.5	Survival of Covenants, etc.	82
16.6	Notices	82
16.7	Governing Law	83
16.8	Headings	83
16.9	Counterparts	83
16.10	Entire Agreement, etc.	84
16.11	Waiver of Jury Trial	84
16.12	Consents, Amendments, Waivers, Etc.	84
16.13	Replacement of Lenders	85
16.14	Severability	87
16.15	USA Patriot Act	87
Exhibits
Exhibit A    Form of Assignment and Assumption
Exhibit B    Form of Asset Base Report
Exhibit C    Form of Note
Exhibit D    Credit and Collection Policy
Exhibit E    Form of Lease Agreement
Exhibit F    Form of Equipment Report
Exhibit G    Form of Officer’s Certificate
Exhibit H    Form of Security Agreement
Exhibit I    Form of Guaranty
Exhibit J    Intentionally Omitted

Exhibit K    Form of Written Notice of Request for Loans
Exhibit L    Intentionally Omitted
Exhibit M    Form of New Lender Agreement
Schedule 1    Funding Commitments of Lenders
Schedule 2     Listing of Pledged Containers

CREDIT AGREEMENT
This CREDIT AGREEMENT is made as of November 7, 2014, by and among TAL INTERNATIONAL CONTAINER CORPORATION, a corporation organized and existing under the laws of the State of Delaware (together with its successors and permitted assigns, the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”), and FIRST NIAGARA BANK, N.A., a national banking association (together with its successors and permitted assigns, the “Administrative Agent”).
WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the credit facility provided for herein;
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF INTERPRETATION
1.1    Definitions. The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Credit Agreement referred to below:
Administrative Agent. First Niagara Bank, acting as agent for the Lenders, and each other Person appointed as the successor Administrative Agent in accordance with Section 14.6.
Administrative Agent’s Office. The Administrative Agent’s office located at 726 Exchange Street, Suite 900, Buffalo, New York 14210, Attn: Agent Banking, or at such other location as the Administrative Agent may designate from time to time.
Administrative Agent’s Special Counsel. Reed Smith LLP or such other counsel as may be approved by the Administrative Agent.
Administrative Questionnaire. An administrative questionnaire in a form supplied by the Administrative Agent.
Advance Rate. Eighty percent (80%).
Affiliate. With respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
Aggregate Commitments. As of any date of determination, an amount equal to the sum of the Commitments of all the Lenders.
Aggregate Net Book Value. As of any date of determination, an amount equal to the sum of the Net Book Values (such Net Book Values to be measured as of the last day of the prior month) of all Eligible Containers.
Aggregate Note Principal Balance. As of any date of determination, an amount equal to the sum of the then unpaid principal balance of all Notes.

Asset Base. As of any date of determination, an amount equal to the product of (a) the Advance Rate then in effect, times (b) the sum of the following (calculated as of the month that is most recently ended at least 18 days prior to the date of determination): (i) the Aggregate Net Book Value; plus (ii) any receivables resulting from the sale or other disposition of an Eligible Container, so long as the Administrative Agent has a valid and perfected lien in such receivables and such receivables were not outstanding for more than ninety (90) days (measured from the issue date of such receivables).
Asset Base Deficiency. As of any Payment Date, the condition that exists if (a) the Aggregate Note Principal Balance (calculated after giving effect to any principal payments to be paid on such Payment Date) exceeds (b) the Asset Base. If such term is used in a quantitative context, the amount of the Asset Base Deficiency shall be equal to the amount of such excess.
Asset Base Report. An Asset Base Report signed by a responsible officer of the Borrower and in substantially the form of Exhibit B hereto.
Assignment and Assumption. An assignment and assumption entered into by a Lender and an Assignee (with the consent of any party whose consent is required by Section 15.2), and accepted by the Administrative Agent, in substantially the form of Exhibit A hereto or any other form approved by the Administrative Agent.
Authorized Officer. With respect to (a) delivering financial information and officer’s certificates pursuant to this Credit Agreement, any Senior Designated Officer or the chief financial officer of TAL Group, and (b) any other matter in connection with this Credit Agreement or any other Loan Document, any officer (or a person or persons so designated by any two officers) of the Borrower.
Base Rate. The Prime Rate plus 0.25%. Each change in the Base Rate shall take effect simultaneously with the corresponding change in the Prime Rate.
Base Rate Loans. All or any portion of any Loan bearing interest calculated by reference to the Base Rate.
Borrower. TAL International Container Corporation, a corporation organized under the laws of the State of Delaware, and its successors and permitted assigns.
Breakage Cost. With respect to any Lender with respect to any Breakage Prepayment, an amount equal to the difference (as reasonably determined by such Lender and set forth in a certificate of such Lender delivered to the Borrower) of (a) such Lender’s actual cost of obtaining funds for the LIBOR Rate Loan that is the subject of such Breakage Prepayment for the period from the date of such Breakage Prepayment to the last day of the Interest Period in effect (or that would have been in effect) for such LIBOR Rate Loan, minus (b) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Prepayment for such period.
Breakage Prepayment. This term shall have the meaning set forth in Section 4.3.
Business Day. One of the following: (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in the State of New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

Capitalized Leases. As to any Person, leases under which such Person is the lessee or obligor, the discounted remaining rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.
Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
Cash Equivalents. All of the following: (a) securities issued or directly fully guaranteed or insured by the government of the United States, Canada or any member of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the respective government is pledged in support thereof) having maturities of not more than one year from the date of acquisition; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s; (c) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank or commercial bank of a foreign country recognized by the United States, (i) in the case of a domestic commercial bank, having capital and surplus in excess of $500,000,000 and outstanding debt which is rated “A” (or similar equivalent thereof) or higher by at least one nationally recognized statistical rating organization (as defined under Rule 436 under the Securities Act of 1933, as amended) and (ii) in the case of a foreign commercial bank, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof); (d) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (a) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having a rating of at least A-2 from S&P or at least P-2 from Moody’s; (f) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c)(i) of this definition; (g) Indebtedness or preferred stock issued by Persons with a rating of A or higher from S&P or A2 or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and (h) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (g) above.
Casualty Loss. With respect to any Pledged Container, as of any date of determination, any of the following events or conditions:
(a)    total loss or destruction thereof;
(b)    theft or disappearance thereof without recovery within sixty (60) days after such theft or disappearance becomes known to the Borrower or any of its Affiliates;
(c)    damage rendering such Container, as the case may be, unfit for normal use and, in the judgment of the Borrower, beyond repair at reasonable cost; or
(d)    any condemnation, seizure, forced sale or other taking of title to or use of such Container, as the case may be.
Change of Control. The Borrower shall (a) consolidate or merge with or into any Person, unless (i) the Borrower is the surviving entity, and (ii) at least seventy percent (70%) of the consolidated assets of the Borrower following such consolidation or merger are held in connection with a Permitted Business, or

(b) enter into or permit any purchase, sale, assignment, transfer, conveyance or other acquisition or disposition of assets which would result in less than seventy percent (70%) of the consolidated assets of the Borrower to be held in connection with a Permitted Business.
Change in Law. The occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
Chassis. Any intermodal container chassis.
Closing Date. November 7, 2014.
Closing Date Officer’s Certificate. The certificate of an Authorized Officer delivered on the Closing Date pursuant to Section 11.2.
Code. The United States Internal Revenue Code of 1986, as amended from time to time (and any successor statute thereto), and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect on the Closing Date, and any subsequent provisions of the code, amendments thereto or substituted therefrom.
Collateral. All of the property, rights and interests of the Borrower that are or are intended to be subject to the Liens created by the Security Documents.
Collateral Agent. First Niagara Bank, acting as collateral agent under the Security Documents.
Commitment. With respect to each Lender, the commitment of such Lender to make Loans to the Borrower in the amount set forth on Schedule 1 hereto, as the same may be increased from time to time pursuant to Section 2.10 or reduced from time to time pursuant to the terms of this Credit Agreement.
Commitment Increase. This term shall have the meaning set forth in Section 2.10.
Commitment Percentage. With respect to any Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. The initial Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1 hereto or on the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
Company. Any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).
Competitor. Any Person engaged and competing with TAL Group, the Borrower or any of their respective Subsidiaries in the container or chassis leasing business; provided, however, that in no event shall any insurance company or commercial banking institution be deemed to be a Competitor unless such

Person or any of its Affiliates are directly engaged in the operation of a container or chassis leasing business.
Concentration Limits. As of each determination of the Asset Base, with respect to all Eligible Containers, the attributes set forth in clauses (i) through (ii) below:
(i)    the sum of the Net Book Values of all Eligible Containers that are Standard Containers must equal or exceed an amount equal to seventy-five percent (75%) of the Aggregate Net Book Value; and
(ii)    the sum of the Net Book Values of all Eligible Containers that are Special Containers or tank containers may not exceed twenty-five percent (25%) of the Aggregate Net Book Value.
Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the applicable Person and its Restricted Subsidiaries, consolidated in accordance with GAAP.
Consolidated Cash Interest Expense. For any period, the difference of (i) the aggregate Consolidated Interest Expense for such period, minus (ii) to the extent included in such aggregate Consolidated Interest Expense, and to the extent incurred by TAL Group or any of its Consolidated Subsidiaries, (a) amortization or write off of debt or equity issuance costs and deferred financing costs, (b) interest expense to the extent not paid in cash attributable to dividends in respect of all Preferred Equity of TAL Group and its Consolidated Subsidiaries that is not Disqualified Stock pursuant to Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, and (c) any non-cash interest expense related to (1) any interest expense that has not been paid in cash, (2) accrued interest on Disqualified Stock to the extent not paid, and (3) any incremental non-cash interest expense incurred by TAL Group or its Subsidiaries as the result of an accounting change in accordance with GAAP that occurs after the Closing Date, plus (iii) without duplication, cash interest payments made in such period (exclusive of any such cash payment funded with the proceeds of an equity offering or capital contribution) related to Consolidated Interest Expense that were deducted from Consolidated Cash Interest Expense in a prior period.
Consolidated EBIT. For any period, means the sum of Consolidated Net Income, plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income:
(a)    all income tax expense of TAL Group and its Consolidated Subsidiaries, all taxes incurred by TAL Group and its Consolidated Subsidiaries in respect of the repatriation of income from jurisdictions outside the United States and all amounts paid by TAL Group and its Consolidated Subsidiaries pursuant to the terms of any tax sharing or similar agreement;
(b)    the Consolidated Interest Expense of TAL Group and its Consolidated Subsidiaries;
(c)    depreciation and amortization charges of TAL Group and its Consolidated Subsidiaries relating to any increased depreciation or amortization charges resulting from purchase accounting adjustments or inventory write-ups with respect to acquisitions or the amortization or write-off of deferred debt or equity issuance costs;
(d)    all other non-cash charges of TAL Group and its Consolidated Subsidiaries (other than depreciation expense) minus, with respect to any such non-cash charge occurring on or after the Closing Date that was previously added in a prior period to calculate Consolidated EBIT and that represents an accrual of or reserve for cash expenditures in any future period, any cash payments made during such period;
(e)    any non-capitalized costs incurred in connection with financings, acquisitions of a business, acquisitions of Containers or Chassis or dispositions (including financing and refinancing fees and any premium or penalty paid in connection with redeeming or retiring Indebtedness prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness); and
(f)    all non-cash expenses attributable to Incentive Arrangements, in each case, for such period and as determined on a consolidated basis in accordance with GAAP.
Consolidated EBIT to Consolidated Cash Interest Expense Ratio. As of any date of determination, means the ratio of (a) the aggregate amount of Consolidated EBIT for the period of the most recent four consecutive fiscal quarters ending on or prior to the date of such determination to (b) Consolidated Cash Interest Expense for such four fiscal quarters.
Consolidated Funded Debt. As of any date of determination, the total amount, without duplication, of: (1) the principal amount outstanding under all Indebtedness of TAL Group and its Consolidated Subsidiaries; (2) all Finance Lease obligations, as lessee, of TAL Group and its Consolidated Subsidiaries; and (3) the aggregate of the present values of future rental payments under any lease of any container which TAL Group or any of its Consolidated Subsidiaries is the lessee and (i) that is treated by the lessee as an operating lease rather than a capital lease in accordance with GAAP, and (ii) in respect of which the lessor retains or obtains ownership of the property so leased for federal income tax purposes, in the event, but only in the event, that the aggregate of such present values shall be in excess of Twenty-Five Million Dollars ($25,000,000).
Consolidated Interest Expense. For any period, the aggregate of the interest expense of TAL Group and its Consolidated Subsidiaries for such period, on a Consolidated basis, as determined in accordance with GAAP, and including, without duplication: (a) all amortization or accretion of original issue discount; (b) the interest component of payments on Capitalized Leases paid, accrued and/or scheduled to be paid or accrued by TAL Group and its Consolidated Subsidiaries during such period; and (c) net cash costs under all Hedging Agreements to which TAL Group or any of its Consolidated Subsidiaries is a party (including amortization of fees).
Consolidated Net Income. For any period, the aggregate net income (or loss) of TAL Group and its Consolidated Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be not be included in such Consolidated Net Income:
(a)    any gain (or loss) realized upon the sale or other disposition of assets (other than Containers, Chassis and Related Assets) of TAL Group or any Consolidated Subsidiary or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;
(b)    extraordinary gains or losses, as determined in accordance with GAAP;

(c)    income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);
(d)    the cumulative effect of a change in accounting principles, as determined in accordance with GAAP;
(e)    any adjustments, restructuring costs, non-recurring expenses, nonrecurring fees, non-operating expenses, charges or other expenses (including bonus and retention payments and non-cash compensation charges) (a) made or incurred in connection with acquisitions of a business or the financing thereof or (b) incurred in connection with acquisitions of Containers and/or Chassis;
(f)    Systems/Organizational Establishment Expenses; and
(g)    any net income (or loss) of any Person (other than TAL Group) if such Person is not a Restricted Subsidiary of TAL Group; provided, that TAL Group’s, or any of its Consolidated Subsidiaries’, equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to TAL Group or such Consolidated Subsidiary as a dividend or other distribution, in each case, for such period.
Consolidated Subsidiaries. With respect to any Person, each Restricted Subsidiary of such Person that is required to be consolidated with such Person in accordance with GAAP.
Consolidated Tangible Assets. As of any date of determination, the tangible assets of TAL Group and its Consolidated Subsidiaries calculated in accordance with GAAP; provided however, that in no event shall there be included in the above calculation any intangible assets such as patents, trademarks, trade names, copyrights, licenses, goodwill, organizational costs, amounts relating to covenants not to compete, or any impact from applications of FASB 133.
Consolidated Tangible Net Worth. As of any date of determination, the excess of (a) the Consolidated Tangible Assets of TAL Group and its Consolidated Subsidiaries calculated in accordance with GAAP plus the aggregate amount of Consolidated Funded Debt of the type specified in clause (3) of the definition of Consolidated Funded Debt, over (b) all Indebtedness of TAL Group and its Consolidated Subsidiaries; provided, however, that securities included as such intangible assets shall be taken into account at their current market price or cost, whichever is lower.
Container. Any marine and maritime container (including dry cargo containers, refrigerated containers (including the associated generator sets, gps units and refrigeration units) and Specialized Containers) or intermodal container chassis or trailer to which the Borrower has good title and that is held for lease or sale.
Container Representations and Warranties. All of the following:
(a)    Specifications. As of the date of its manufacture, the Container conformed to the Borrower’s standard specifications for that category of container and to any applicable industry standards;
(b)    Rights to Leases. The rights with respect to each Lease included in the Related Assets for such Container either (i) are assignable without the consent of the related

Lessee or any other Person other than consents that have been obtained on or before the related transfer date and remain in full force and effect, or (ii) are subject to a one hundred percent (100%) participation interest in favor of the Administrative Agent, on behalf of the Lenders;
(c)    Lessee Acceptance. With respect to each Container that is subject to a Lease, the related Lessee has, to the best of the Borrower’s knowledge, received and taken possession of such Container;
(d)    Lease Files. Each Lease is stored in the Borrower’s offices located in Purchase, New York and is subject to its customary security and safekeeping procedures;
(e)    Master Lease Arrangements. In the case of each Lease which consists of a master lease and one or more addenda or schedules thereto, such addenda or schedules each constitute a separate contractual lease obligation of the related Lessee;
(f)    Chattel Paper. With respect to each Lease, aside from any originally executed counterpart of each Lease in the possession of the Lessee, all other originally executed counterpart(s) of such Lease are in the possession of the Borrower;
(g)    Lessees. No Lessee is an Affiliate of the Borrower;
(h)    Registration. Each Container’s registration mark (four letter prefix) has been registered in the name of the Borrower in the official register of the Bureau International des Containers (Paris);
(i)    Non-Cancelable. Each Finance Lease in respect of such Container provides that (i) the Lessee’s obligations thereunder are non-cancelable, unconditional and not subject to any right of set-off, rescission, counterclaim, offset, reduction or recoupment and (ii) the Lessee is responsible for all Taxes, maintenance and insurance and assumes all risk of Casualty Loss;
(j)    Compliance with Law. The Lease complied in all material respects at the time they were originated with all legal requirements of the jurisdiction in which they were originated; and
(k)    Return of Container. Each Lease provides for the return of the related Containers upon its expiration or earlier termination (unless the Lessee complies with the terms of any purchase option contained therein).
Contingent Obligation. As to any Person, means any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the stated amount of such Contingent Obligation.
Control. The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
Credit Agreement. This Credit Agreement, dated as of November 7, 2014 among the Borrower, the Lenders and the Administrative Agent, including the Schedules and Exhibits hereto, as amended, supplemented or otherwise modified in accordance with the terms hereof.
Credit and Collection Policy. This term shall have the meaning set forth in Section 7.21.
Credit Party. This term shall have the meaning set forth in Section 13.1(g).
Debtor Relief Laws. The Federal Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
Default. This term shall have the meaning set forth in Section 13.1.
Defaulting Lender. Any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans within three (3) Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
Designated Event of Default. The occurrence of any Event of Default of the type set forth in Section 13.1(a), 13.1(b), 13.1(d), 13.1(g), 13.1(h), 13.1(i), 13.1(k) or 13.1(m) hereof.
Determination Date. The third (3rd) Business Day prior to any principal Payment Date.
Disqualified Stock. With respect to any Person means that portion of any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control of the Borrower), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a Change of Control of the Borrower) on or prior to the first anniversary of the final maturity date of the Loans for cash or is convertible into or exchangeable for debt securities of TAL Group or any of its Consolidated Subsidiaries at any time prior to such anniversary.
Dollars or $. Dollars in lawful currency of the United States of America.
Drawdown Date. Any date on which the Loan is to be made to the Borrower.
Eligible Assignee. Any of the following: (a) a Lender; (b) an Affiliate (that is not a Competitor) of a Lender; (c) any insurance company or commercial banking institution; and (d) any other Person (other than a natural person) approved by the Administrative Agent and (so long as no Designated Event of Default is continuing) the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include TAL Group, the Borrower, any of their respective Affiliates or a Competitor.
Eligible Container. Each Pledged Container which, when considered with all other Pledged Containers, shall comply with each of the following requirements:
(a)    Such Container substantially conforms to the standard specifications used by the Borrower for containers purchased for its own account, for that category of container and to any commonly applied standards promulgated by the International Organization for Standardization;
(b)    Such Container shall comply with all of the Container Representations and Warranties;
(c)    Such Container shall not have suffered a Casualty Loss;
(d)    The Collateral Agent has a perfected first priority security interest in such Container and all Related Assets thereto;
(e)    Such Container shall be free and clear of all Liens except for Permitted Liens;
(f)    The lease rights with respect to such Container are assignable without consent or for which consents have been obtained;
(g)    Each lease for such Container shall (i) substantially contain the general trading terms the Borrower uses in the normal course of its business and (ii) have arisen in the ordinary course of the Borrower’s business; and
(h)    Such Container shall be held in connection with a Permitted Business.
Eligible Investments. Book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form, which evidence:
(a)    direct obligations of, and obligations fully guaranteed as to the full and timely payment by, the United States of America;

(b)    demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any State thereof and subject to supervision and examination by Federal or State banking or depository institution authorities; provided, however, that at the time of the investment or contractual commitment to invest therein, the commercial paper or other short-term unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) thereof shall be rated “A-1+” by S&P and “Prime- 1” by Moody’s;
(c)    commercial paper that, at the time of the investment or contractual commitment to invest therein, is rated “A-1+” by S&P and “Prime-1” by Moody’s;
(d)    bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;
(e)    repurchase obligations with respect to any security pursuant to a written agreement that is a direct obligation of, or fully guaranteed as to the full and timely payment by, the United States of America or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with (i) a depository institution or trust company (acting as principal) described in clause (b) or (ii) a depository institution or trust company the deposits of which are insured by the Federal Deposit Insurance Corporation and whose commercial paper or other short-term unsecured debt obligations are rated “A-1+” by S&P and “Prime-1” by Moody’s and long-term unsecured debt obligations are rated “AAA” by S&P and “Aaa” by Moody’s;
(f)    money market mutual funds registered under the Investment Company Act having a rating, at the time of such investment, from each of S&P and Moody’s in the highest investment category granted thereby; and
(g)    any other investment as may be acceptable to the Administrative Agent, as evidenced by the Administrative Agent’s prior written consent to that effect.
Environmental Law. Any applicable local, state, federal, or other laws in the United States of America, or any other laws in any applicable jurisdiction relating to the environment or natural resources or the regulation of releases or threatened releases of Hazardous Substances into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances, and all rules, orders and regulations currently promulgated thereunder.
Environmental Claim. Any and all administrative, regulatory or judicial actions, suits, orders, claims or proceedings under any Environmental Law or any permit issued under any such Environmental Law (for purposes of this definition, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
Equipment Report. An Equipment Report signed by a responsible officer of the Borrower and in substantially the form of Exhibit F hereto.

ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Credit Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
ERISA Affiliate. Each trade or business, whether or not incorporated, which together with the Borrower or a Restricted Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code.
ERISA Event. Means: (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of Borrower or of any ERISA Affiliate from any Plan or Multiemployer Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code; (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the occurrence of a “prohibited transaction” with respect to which Borrower or any of its Restricted Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Borrower or any of its Restricted Subsidiaries could otherwise be liable.
Eurodollar Reserve Percentage. For any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100%)) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
Event of Default. This term shall have the meaning set forth in Section 13.1.
Executive Order. This term shall have the meaning set forth in Section 7.19.
FATCA. Means: (a) sections 1471 to 1474 of the Code or any associated regulations or other official guidance; (b) any treaty, law, regulation or other official guidance enacted in any jurisdiction relating to paragraph (a) above; or (c) any agreement relating to paragraphs (a) or (b) of this definition with the Internal Revenue Service, the United States government or any other Governmental Authority in any other jurisdiction.
FATCA Compliant Party. Means: a Lender payments to whom do not require a FATCA Deduction.
FATCA Deduction. Means: a deduction or withholding from a payment under a Loan Document pursuant to FATCA.

Federal Bankruptcy Code. Title 11 of the United States Code, as in effect from time to time (and any successor thereto).
Federal Funds Rate. The rate per annum (rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100%)) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H. 15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then Federal Funds Rate shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time). Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.
Fee Letter. That certain letter, dated September 30, 2014, from the Administrative Agent to the Borrower, and acknowledged by the Borrower, as amended, supplemented or otherwise modified in accordance with its terms.
Fees. The fees detailed in the Fee Letter.
Finance Lease. Any lease that is classified as a “direct financing lease” pursuant to GAAP.
Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by Section 4(k) of the Bank Holding Company Act of 1956 (12 U.S.C. Section 1843(k)), as amended.
First Niagara Bank. First Niagara Bank, N.A., a national banking association, and its successors and assigns.
Foreign Assets Control Regulations. This term shall have the meaning set forth in Section 7.19.
GAAP or Generally Accepted Accounting Principles. Accounting principles which are consistent with the principles promulgated or adopted from time to time by the Financial Accounting Standards Board, its committees and its predecessors, including applicable statements and interpretations issued by the American Institute of Certified Public Accounting or its committees.
Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.
Guaranty. This term shall have the meaning set forth in Section 11.6.
Hazardous Substances. Those substances or materials that are prohibited, limited or regulated by any Environmental Law.
Hedging Agreement. Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option agreement, interest rate exchange agreement, forward currency exchange agreement, forward rate currency agreement, forward commodity contract, commodity swap, commodity option or other similar agreement or arrangement.
Hedge Counterparty. The Administrative Agent, any Lender, or any Affiliate of the Administrative Agent or any Lender party to a Hedging Agreement with the Borrower at the time such Hedging Agreement was made.

Incentive Arrangements. Any (a) earn-out agreements, (b) stock appreciation rights, (c) “phantom” stock plans, (d) employment agreements, (e) non-competition agreements and (f) incentive and bonus plans entered into by TAL Group or any of its Consolidated Subsidiaries for the benefit of, and in order to retain, executives, officers or employees of Persons or businesses.
Increase Request. This term shall have the meaning set forth in Section 2.10(a).
Indebtedness. As to any Person, without duplication, means: (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money; (ii) all obligations of such Person in respect of letters of credit, bankers’ acceptances, and bank guaranties issued for the account of such Person; (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (x) the outstanding amount of such Indebtedness and (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person); (iv) the aggregate amount of all capitalized lease obligations of such Person; (v) all Contingent Obligations of such Person; and (vi) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are either (x) not overdue by 90 days or more or (y) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted).
Indemnified Liabilities. This term shall have the meaning set forth in Section 16.3.
Indemnitees. This term shall have the meaning set forth in Section 16.3.
Indenture Trustee. The Indenture Trustee under the Master Indenture Documents.
Independent Accountant. Any “Big 4” or other nationally or regionally recognized accounting firm that is reasonably acceptable to the Administrative Agent and that is independent with respect to TAL Group and its Subsidiaries within the meaning of the Securities Act of 1933, as amended, and the applicable published rules and regulations thereunder.
Initial Net Book Value. With respect to a Pledged Container:
(a)    which constituted a portion of the Collateral on the Closing Date, the Initial Net Book Value indicated on the Equipment Report delivered to the Administrative Agent prior to the Closing Date; and
(b)    which did not constitute a portion of the Collateral on the Closing Date, the depreciated book value of such Container as of the date of the Equipment Report on which such Container was originally listed;
in each case, as calculated by the Borrower in accordance with GAAP and consistent with the Borrower’s standard valuation practices.
Intercompany Note. A promissory note evidencing intercompany loans (other than intercompany Indebtedness pursuant to the Master Indenture Documents or any other Permitted Securitization).

Intercompany Subordination Agreement. That certain Intercompany Subordination Agreement, among the Borrower and its Subsidiaries, dated as of August 15, 2007, as such agreement may be amended, modified, restated or supplemented from time to time in accordance with its terms.
Interest Period. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described herein, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3) or six (6) months, or any such shorter period as may be agreed between the Borrower and the Administrative Agent, with respect to such Loan; provided that:
(a)    the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;
(b)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(c)    any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(d)    no Interest Period shall extend beyond the Maturity Date; and
(e)    there shall be no more than four (4) different Interest Periods applicable to LIBOR Rate Loans outstanding at any time.
Investments. Any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.
Lease. All leases or contracts for use or hire of a Container, Chassis or other assets by a Lessee and TAL Group or any of its Consolidated Subsidiaries, as lessor, including, without limitation, Finance Leases.
Lender Affiliate. With respect to any Lender, an Affiliate of such Lender.

Lenders. First Niagara Bank and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to Section 15.
Lessee. Any obligor under a Lease.
Leverage Ratio. As of a date of determination, the ratio of (a) Consolidated Funded Debt to (b) Consolidated Tangible Net Worth.
LIBOR. The rate of interest per annum determined on the basis of the rate for deposits in Dollars, in amounts substantially equal to the amount of the relevant LIBOR Rate Loan, for a period equal to the applicable Interest Period which appears on the appropriate page of the Reuters screen at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100%)). If, for any reason, such rate does not appear on the appropriate Reuters screen, then LIBOR shall be determined by the Administrative Agent to be the arithmetic average (rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100%)) of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable LIBOR Rate Loan.
LIBOR Rate. A rate per annum (rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100%)) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage
LIBOR Rate Loan. A Loan bearing interest calculated by reference to the LIBOR Rate.
Lien. Any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or other), charge, preference, priority or other security agreement of any kind or nature whatsoever (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute (other than any unauthorized notice filing for which there is not otherwise any underlying Lien or obligation), and any lease having substantially the same effect as the foregoing).
Loan. Any loan made by a Lender to the Borrower pursuant to Section 2.1, and all such loans collectively as the context requires.
Loan Documents. This Credit Agreement, the Notes, the Securitization Intercreditor Agreement, the Guaranty, the Fee Letter, the Security Documents and any other document designated as such by the Administrative Agent and the Borrower.
Loan Percentage. With respect to any Lender, the percentage (carried out to the ninth decimal place) of the outstanding Loans owing to such Lender at such time.
Management Agreement Each of the following: (i) the Amended and Restated Management Agreement, dated as of April 12, 2006, between the Borrower and TAL Advantage I LLC; (ii) ) that certain Management Agreement, dated as of October 23, 2009, between the Borrower and TAL Advantage III LLC; (iii) that certain Management Agreement, dated as of June 28, 2010, between the Borrower and

TAL Advantage IV LLC; and (iv) that certain Management Agreement, dated as of June 28, 2010, between the Borrower and TAL Advantage V LLC, together with any similar agreements executed in connection with a Permitted Securitization.
Margin Stock. The term shall have the meaning provided in Regulation U.
Master Indenture. Means, collectively: (i) the Amended and Restated Indenture dated as of April 12, 2006 between TAL Advantage I LLC and U.S. Bank National Association as indenture trustee; (ii) the Amended and Restated Indenture dated as of August 12, 2011 between TAL Advantage III LLC and Wells Fargo Bank, National Association as indenture trustee; (iii) the Indenture dated June 28, 2010 between TAL Advantage IV LLC and Wells Fargo Bank, National Association as indenture trustee; and (iv) the Indenture dated February 27, 2013 between TAL Advantage V LLC and Wells Fargo Bank, National Association as indenture trustee.
Master Indenture Documents. The Master Indenture and all other Transaction Documents (as such term is defined in the Master Indenture), in each case, as amended, supplemented, replaced, extended or otherwise modified from time to time.
Material Adverse Effect. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):
(a)    a material adverse effect on the business, financial condition or operations of the Borrower and its Restricted Subsidiaries taken as a whole; or
(b)    a material adverse effect on the ability of the Borrower to perform any of its monetary Obligations under any of the Loan Documents.
Maturity Date. November 7, 2019.
Moody’s. Moody’s Investors Service, Inc., and any successor thereto.
Multiemployer Plan. Any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, with respect to which the Borrower or any ERISA Affiliate shall have any liability.
Net Book Value. As of any date of determination, with respect to a Pledged Container, (a) the Initial Net Book Value of such Container less (b) seven percent (7%) of Initial Net Book Value per year from the date the Initial Net Book Value of such Container was determined.
New Lenders. This term shall have the meaning provided in Section 2.10(b).
New Lender Agreement. This term shall have the meaning provided in Section 2.10(b).
Non-Excluded Taxes. Any Taxes other than:
(a)    income taxes, branch profits taxes, franchise taxes or any other Tax imposed on the net income of any Lender or the Administrative Agent under the laws of the jurisdiction (or any political subdivision of taxing authority thereof or therein) in which such Lender or the Administrative Agent is organized or in which the principal office or funding office of such Lender or the Administrative Agent is located;

(b)    any deduction, withholding or other imposition of Taxes that arises as a result of a present or former connection between any Lender or the Administrative Agent and the relevant jurisdiction imposing such tax, including carrying on business in, having a branch, agency or permanent establishment in, or being resident in such jurisdiction but excluding any such connection which arises solely as a result of such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under or received payment under or enforced any of the Loan Documents or sold or assigned an interest in any Loan or Loan Document or otherwise solely by virtue of the Loan Documents; and
(c)    any U.S. federal withholding taxes imposed on a Lender pursuant to FATCA.
Non-U.S. Lender. This term shall have the meaning set forth in Section 5.2(c).
Note. Any promissory note made by the Borrower and payable to the order of a Lender, substantially in the form of Exhibit C hereto, evidencing the Loans made by such Lender, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
Notice of Conversion/Continuation. This term shall have the meaning set forth in Section 4.2.
Obligations. All advances to, and debts, liabilities, obligations, covenants and duties of, TAL Group and the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against TAL Group or the Borrower of any proceeding under the Federal Bankruptcy Code, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
Other Taxes. This term shall have the meaning set forth in Section 5.2(b).
Participant. This term shall have the meaning set forth in Section 15.4.
Participating Lenders. This term shall have the meaning set forth in Section 2.10(b).
Patriot Act. This term shall have the meaning set forth in Section 16.15.
Payment Date. With respect to any interest or principal payment, one of the following: (a) as to interest payments (i) on any Base Rate Loan, the last Business Day of the calendar quarter with respect to interest accrued during such calendar quarter and (ii) on any LIBOR Rate Loan in respect of which the Interest Period is (A) three months or less, the last day of such Interest Period or (B) more than three months, the date that is three months from the first day of such Interest Period and, in addition, the last day of such Interest Period; (b) as to principal payments, the twentieth (20th) day of each month, or the next Business Day thereafter if such date is not a Business Day; provided that all principal and interest outstanding shall be due and payable on the Maturity Date (of if the Maturity Date is not a Business Day, the Business Day immediately preceding the Maturity Date).

PBGC. The Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
Permitted Business. The purchase, operation, management, administration, storage, leasing, financing and sale of equipment and other capital assets which are used in connection with the transportation of freight and any activities that are substantially similar, related, complementary, ancillary or incidental thereto. Such equipment and other capital assets shall include, without limitation, intermodal containers, chassis, port equipment, harbor vessels, trucks, cranes and other equipment and other capital assets used in connection with the transportation of freight. The logistics business, management services business, the purchase and resale business, the static storage business, the finance lease business and all other businesses and activities engaged in by the Borrower or its Subsidiaries on the Closing Date, and any activities that are substantially similar, related, complementary, ancillary or incidental thereto or extensions thereof, are also deemed to be a Permitted Business. For the avoidance of doubt, all activities contemplated by the Master Indenture Documents and all activities related to a Permitted Securitization shall be deemed to be a “Permitted Business” hereunder. While the parties intend for this definition to be interpreted broadly, they agree, however, that the purchase, operation, storage, leasing, financing and sale of international container ships shall not be considered a “Permitted Business” hereunder.
Permitted Hedging Agreement. A Hedging Agreement to which the Borrower or any of its Restricted Subsidiaries is a party, designed to protect such Person against fluctuations in those interest rates, exchange rates, forward rates or commodity prices that normally arise in connection with such Person’s ordinary course of business or as otherwise required to be entered into by such Person pursuant to, and in accordance with, the terms of any Loan Document, so long as the entering into of such Hedging Agreement is a bona fide hedging activity and is not for speculative purposes.
Permitted Indebtedness. This term shall have the meaning set forth in Section 9.4 hereof.
Permitted Liens. This term shall have the meaning set forth in Section 9.3 hereof.
Permitted Securitization. Each of (a) the transactions effected or to be effected from time to time pursuant to the Master Indenture Documents, and (b) any other transaction pursuant to which (i) the Borrower and/or its Respective Subsidiaries either (x) sells, conveys or otherwise transfers, or grants a security interest in, containers or chassis, leases and other related assets or (y) sells, conveys, issues or otherwise transfers or grants a security interest in a SUBI, in either case, to a Special Purpose Vehicle or any other Person (other than the Borrower or any of its respective Subsidiaries), (ii) such Special Purpose Vehicle or such other Person issues Indebtedness (or interests therein) that is secured by such containers or chassis, leases and other related assets (or by a SUBI), (iii) neither the Borrower nor any of its Restricted Subsidiaries (other than a Special Purpose Vehicle) has any obligation to maintain such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than those related to or incidental to the relevant Permitted Securitization) and (iv) none of the holders of the related Indebtedness shall have recourse to the Borrower or any of its Restricted Subsidiaries (other than a Special Purpose Vehicle) for credit losses on leases or the inability of the containers or chassis, in each case subject to the Permitted Securitization, to generate sufficient cash flow to repay such Indebtedness issued by such entity.
Permitted Transaction. Any of the following transactions:
(a)    any Permitted Securitization, including, without limitation, any sale, contribution or other transfer of Containers, Chassis, Leases and Related Assets in connection with a Permitted Securitization, from time to time so long as no Default or Event of Default is then continuing (or would result from such sale, contribution or transfer of Containers, Chassis, Leases or Related Assets or a SUBI);
(b)    any Lease in the ordinary course of business;
(c)    any merger, consolidation, dissolution or liquidation of any Restricted Subsidiary of the Borrower with and into the Borrower (so long as the Borrower is the surviving corporation of such merger, consolidation, dissolution or liquidation);
(d)    any merger, consolidation, dissolution or liquidation of any Restricted Subsidiary of the Borrower with and into any other Restricted Subsidiary of the Borrower;
(e)    any sale, assignment, transfer, conveyance or other disposition of assets by the Borrower to any Restricted Subsidiary of the Borrower; provided, that the Borrower shall not sell, assign, transfer, convey or otherwise dispose of the Collateral to a Restricted Subsidiary for less than the Net Book Value of such Collateral;
(f)    any sale, assignment, transfer, conveyance or other disposition of assets by any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower;
(g)    any sale, assignment, transfer, conveyance or other disposition by the Borrower or any Restricted Subsidiary of the Borrower of any Cash Equivalents;
(h)    any disposition of used, obsolete, uneconomic, worn-out or surplus assets of the Borrower and its Restricted Subsidiaries in the ordinary course of business;
(i)    any sale, assignment, transfer, conveyance or other disposition by the Borrower or any Restricted Subsidiary of the Borrower of Containers, Chassis or other assets to their respective Lessees in the ordinary course of business pursuant to (i) a Finance Lease that is originated in the ordinary course of business, (ii) a purchase option contained in any Lease with such Lessee that was originated in the ordinary course of business or (iii) any other arm’s length transaction with a Person that is not an Affiliate of the Borrower entered into in the ordinary course of business; and
(j)    any other sale or disposition by the Borrower or any Restricted Subsidiary of the Borrower of Containers, Chassis or other assets that will result in net sales proceeds (after deducting any costs incurred in connection with each such sale) of not less than the sum of the net book values, determined in accordance with GAAP, of the Containers, Chassis or other assets that were sold.
Person. An individual, any partnership, a corporation, a joint venture, a trust, an unincorporated organization, a statutory trust, a business trust or a government or any agency or political subdivision thereof.
Plan. Any employee pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code, and in respect of which the Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

Pledged Containers. The Containers listed on Schedule 2 hereto, as such schedule may be updated from time to time in accordance with Section 6.2 or to secure a Commitment Increase.
Preferred Equity. With respect to any Person means Capital Stock of such Person (other than common stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Stock of any other class of such Person.
Prime Rate. At any time, the rate of interest per annum publicly announced from time to time by First Niagara Bank as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by First Niagara Bank as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
Record. Any grid attached to a Note, or the continuation of any such grid, or any other similar record, including computer records, maintained by the Administrative Agent with respect to any Loan referred to in such Note.
Refinance. In respect of any security or Indebtedness, means to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
Refinancing Indebtedness. Any Refinancing by the Borrower or any Restricted Subsidiary of the Borrower of Indebtedness permitted by or incurred in accordance with clause (a), (b), (e), (f), (g), (h), (i), (l), (n), (o) or (p) of Section 9.4, in each case that does not:
(a)    have an aggregate principal amount (or, if such Indebtedness is issued with original issue discount, an aggregate offering price) greater than the sum of (i) the aggregate principal amount of the Indebtedness being Refinanced (or, if such Indebtedness being Refinanced is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing plus (ii) the amount of fees, expenses, premium, defeasance costs and accrued but unpaid interest relating to the Refinancing of such Indebtedness being Refinanced; or
(b)    create Indebtedness with: (i) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (ii) a final maturity earlier than the final maturity of the Indebtedness being Refinanced.
Register. This term shall have the meaning set forth in Section 15.3.
Regulation T. Regulation T of the Board of Governors of the Federal Reserve System as from to time in effect and any successor to all or any portion thereof.
Regulation U. Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
Regulation X. Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.
Related Assets. With respect to any Container or Chassis owned by any Person:

(a)    all of such Person’s right, title and interest in and to, but none of its obligations under, any agreement between such Person and the manufacturer of each such Container or Chassis pursuant to which such Person acquired a Container or Chassis from such manufacturer, and all amendments, additions and supplements hereafter made with respect thereto; (b) all of such Person’s right, title and interest in and to any Lease to which such Container or Chassis is subject from time to time; (c) all right, title and interest of such Person in and to all payments, proceeds and other amounts in respect of such Container or Chassis (or any Lease to which such Container or Chassis is subject) which have accrued but have not been paid; and (d) all payments, proceeds and income of the foregoing or related thereto.
Related Parties. With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
Required Lenders. As of any date of determination, any single Lender or multiple Lenders having in the aggregate at least fifty-one percent (51%) of the aggregate amount of all outstanding Loans or, if no Loans are then outstanding, any single Lender or multiple Lenders holding in the aggregate at least fifty-one percent (51%) of the aggregate Commitments; provided, that the Commitment of, and the portion of the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
Restricted Subsidiary. With respect to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary of such Person.
Returns. This term shall have the meaning set forth in Section 7.16.
Revolving Period. The period beginning on the Closing Date and ending on the Revolving Period Termination Date.
Revolving Period Termination Date. November 7, 2016.
SEC. The United States Securities and Exchange Commission.
Secured Obligations. Collectively, (a) the Obligations and (b) any obligations, whether now existing or hereafter arising, under or arising out of Hedging Agreements that have been or will be entered into by the Borrower with any Hedge Counterparty from time to time for the sole purpose of hedging the Obligations or any part thereof; provided that, no obligations under or arising out of any Hedging Agreement which are secured by any Lien on any property or assets other than the Collateral shall be Secured Obligations.
Secured Parties. The Administrative Agent, the Lenders and all other Persons referred to in any of the Loan Documents as a beneficiary of the security interests granted therein and all other holders of Secured Obligations including, without limitation, any and all Hedge Counterparties.
Securitization Intercreditor Agreement. That certain intercreditor agreement among Borrower, TAL Advantage I LLC, a Delaware limited liability company, Fortis Capital Corp., a Connecticut corporation and the Indenture Trustee, dated as of April 12, 2006, as such agreement may be amended, modified, restated or supplemented from time to time in accordance with its terms.
Security Agreement. This term shall have the meaning set forth in Section 11.7.

Security Documents. The Security Agreement and other instruments and documents, including, without limitation, UCC financing statements (or documents of similar import) required to be executed or delivered pursuant to any Security Document.
Senior Designated Officer. The Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President of the Borrower.
Solvent. With respect to any Person on any date of determination, on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent liabilities and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Special Purpose Vehicle. A corporation, partnership, trust, statutory trust, business trust, limited liability company or other entity that is formed by the Borrower or one of its Subsidiaries for the purpose of purchasing or financing assets of the Borrower and/or its Subsidiaries pursuant to any Permitted Securitization and that is designated as a “Special Purpose Vehicle” in a written notice delivered to the Administrative Agent by the Borrower.
Specialized Containers. All refrigerated containers (of a type not included in clause (ii) of the definition of Standard Containers), tank containers, special purposes containers, open top containers, flat rack containers, bulk containers, high cube containers (other than 40’ high cube dry containers), cellular pallet wide containers and all other types of containers other than Standard Containers, and Chassis.
S&P. Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., or any successor thereto.
State. Any state of the United States of America.
Standard Containers. All of the following: (i) 20’ x 8’6”, 40’ x8’6” and 40’ x9’6” dry cargo Containers and (ii) 20’ x8’6”, 40’ x8’6” and 40’ x 9’6” refrigerated Containers.
SUBI. A special unit of beneficial interest in a Trust. References to a SUBI shall be deemed to include, where applicable, references to one or more certificates representing such SUBI.
Subsidiary. With respect to (a) any Person shall mean and include any corporation, partnership, association, limited liability company, joint venture or other entity more than 50% of whose Voting Stock is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (b) in addition, with respect to the Borrower, shall also mean any Trust.
Surviving Entity. This term shall have the meaning set forth in Section 9.2.
Systems/Organizational Establishment Expenses. The aggregate of all expenditures (whether paid in cash or accrued as liabilities) by TAL Group and the Consolidated Subsidiaries in establishing,

implementing, integrating or replacing financial, information technology and other similar systems of TAL Group and its Consolidated Subsidiaries.
TAL Group. TAL International Group, Inc., a corporation organized under the laws of the State of Delaware and its successors and permitted assigns.
Taxes. All present or future taxes, levies, imports, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Trading With the Enemy Act. This term shall have the meaning set forth in Section 7.20.
Trust. Any titling trust established by, or on behalf of, the Borrower in order to serve as the registered owner of Chassis.
Type. As to all or any portion of any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.
UCC. The Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.
Unrestricted Subsidiary. With respect to any Person, (a) any Subsidiary of such Person organized or acquired directly or indirectly by TAL Group after the Closing Date that such Person designates substantially contemporaneously with such organization or acquisition as an “Unrestricted Subsidiary” by written notice to the Administrative Agent and (b) any Subsidiary of an Unrestricted Subsidiary of such Person. So long as no Default or Event of Default shall result therefrom, the Borrower may designate any Unrestricted Subsidiary as a “Restricted Subsidiary” by written notice to the Administrative Agent.
Unused Fee. This term shall have the meaning set forth in Section 5.1(a).
Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right to so vote exists by reason of the happening of a contingency.
Weighted Average Life to Maturity. When applied to any Indebtedness at any date, means the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying: (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
Wholly-Owned Subsidiary. As to any Person, (a) any corporation 100% of whose Capital Stock (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Capital Stock at such time (other than director’s qualifying shares and/or other nominal amounts of interests required by applicable law to be held by Persons other than such Person).

Withdrawal Liability. Liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
1.2    Rules of Interpretation.
(a)    A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.
(b)    The singular includes the plural and the plural includes the singular.
(c)    A reference to any law includes any amendment or modification to such law.
(d)    A reference to any Person includes its successors and permitted assigns.
(e)    Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
(f)    The words “include”, “includes”, and “including” are not limiting.
(g)    All terms not specifically defined herein or by GAAP, which terms are defined in the UCC as in effect in the State of New York, have the meanings assigned to them therein, with the terms “instrument” and “chattel paper” being that defined under Article 9 of the UCC.
(h)    Reference to a particular Section refers to that section of this Credit Agreement unless otherwise indicated.
(i)    The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.
(j)    Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
(k)    This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.
(l)    This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent, the Lenders and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

1.3    Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Credit Agreement shall have such meanings when used in the Schedules hereto and in each other Loan Document, notice and other communication delivered from time to time in connection with this Credit Agreement or any other Loan Document.
1.4    Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including computation of the financial ratios and covenants contained in Section 10) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP.
ARTICLE II
COMMITMENTS OF LENDERS
2.1    Commitments to Make Loans. Subject to the terms and conditions of this Credit Agreement, each Lender severally agrees to make loans (collectively, the “Loans”) to the Borrower from time to time during the Revolving Period as requested by the Borrower in accordance with the terms of Section 2.2 hereof; provided, that (a) the aggregate principal amount of all outstanding Loans (after giving effect to the amount requested) shall not exceed the lesser of (i) the Aggregate Commitments and (ii) the Asset Base and (b) the principal amount of outstanding Loans (after giving effect to any amount requested) from any Lender to the Borrower shall not at any time exceed such Lender’s Commitment as set forth on Schedule 1 hereto. Each Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of the Loan requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Loans hereunder during the Revolving Period. Loans may be Base Rate Loans or LIBOR Rate Loans, as further provided herein; provided, however, any Loans made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a funding indemnity letter not less than three (3) Business Days prior to the date of funding of such Loan.
2.2    Requests for Loans. The Borrower shall give to the Administrative Agent irrevocable written notice in the form of Exhibit K hereto (or telephonic notice confirmed in a writing in the form of Exhibit K hereto) of its intention to borrow the Loans from time to time, no later than 11:00 a.m. (New York City time) (a) at least one (1) Business Day before each Base Rate Loan and (b) at least three (3) Business Days before each LIBOR Rate Loan, specifying (i) the date of such borrowing, which shall be a Business Day, (ii) whether the Loans are to be LIBOR Rate Loans, Base Rate Loans, or, if a combination thereof, the amount allocated to each and (iii) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. Notices received after 11:00 a.m. (New York City time) shall be deemed received on the next Business Day. Each borrowing of a Loan shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if a lesser amount constitutes the entire remaining amount of the unfunded Commitments, such entire remaining amount of the unfunded Commitments).
2.3    The Notes. The Loans of each Lender shall be evidenced, at the request of such Lender, by a separate Note, in a maximum principal amount equal to such Lender’s Commitment. The Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Closing Date, any Drawdown Date or at the time of receipt of any payment of principal on such Lender’s Note, an appropriate notation on such Note reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on any Note shall be prima facie evidence absent manifest error of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Note shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.
2.4    Termination of Commitments. Each Lender’s obligation under its Commitment to make Loans shall immediately terminate upon expiration of the Revolving Period; provided that such termination shall not affect the amount of such Lender’s Commitment for purposes of calculating the Aggregate Commitments or any other defined terms herein.
2.5    Repayment of Loans.
(a)    The unpaid principal balance of, and all accrued interest and other amounts owing on, or with respect to, the Loans shall be payable in full on the earlier to occur of (a) the Maturity Date and (b) the date on which the Loans and the other Obligations have been declared due and payable in accordance with the provisions of Section 13.1 hereof.
(b)    If at any time (a) the sum of the outstanding principal amount of the Loans exceeds the lesser of (i) the Aggregate Commitments at such time and (ii) the Asset Base, then the Borrower shall immediately pay the amount of such excess to the Administrative Agent for the respective accounts of the Lenders for application to the Loans.
2.6    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date or any Drawdown Date on which any Loan is to be made available to the Borrower that such Lender will not make available to the Administrative Agent such Lender’s share of such requested Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1, and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable requested Loan available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand (a) such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to, but excluding, the date of payment to the Administrative Agent, at, in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) an administrative fee of $200. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s portion of the requested Loan.
2.7    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the provisions of this Credit Agreement, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Sections 11 and 12 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
2.8    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to this Credit Agreement are several and not joint. The failure of any Lender to make any Loan or to make any payment under this Credit Agreement on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under this Credit Agreement.

2.9    Credit Facility.
(a)    During the Revolving Period, the credit facility evidenced by this Credit Agreement is a revolving credit facility. Accordingly, the Borrower will, subject to compliance with the terms of this Credit Agreement, have the right during the Revolving Period to reborrow any amounts repaid to the Lenders in accordance with the terms of this Credit Agreement.
(b)    After the Revolving Period, the credit facility evidenced by this Credit Agreement is a term loan facility. Accordingly, the Borrower will not have the right after the Revolving Period to reborrow any amounts repaid to the Lenders in accordance with the terms of this Credit Agreement.
2.10    Incremental Commitment Increase. Subject to the terms and conditions set forth below, prior to the Maturity Date, the Aggregate Commitments in effect at any time may be increased one or more times (each a “Commitment Increase”), at the request of the Borrower and with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), provided that the Aggregate Commitments, together with the aggregate outstanding principal amount of Loans following any Commitment Increase, shall not exceed $420,000,000.00. Any Commitment Increase shall be for a minimum of $1,000,000 (or increments of $1,000,000 in excess thereof) and shall be effectuated pursuant to the following procedures:
(a)    Not less than five (5) Business Days prior to the proposed effective date of any Commitment Increase, the Borrower shall notify the Administrative Agent in writing of its request for a Commitment Increase (an “Increase Request”), including the intended date and amount thereof. All other terms and conditions applicable to such Commitment Increase shall be the same as applicable to the Commitments in general. Such Increase Request shall be accompanied by a certificate from a Senior Designated Officer of the Borrower certifying to the Administrative Agent that (A) no other approvals or consents from any Person are required by any such Person except to the extent they have been received, (B) no Default or Event of Default has occurred and is continuing, (C) no Asset Base Deficiency would exist immediately following the requested Commitment Increase and (D) the Aggregate Commitments plus the aggregate outstanding principal amount of Loans following such Commitment Increase would not exceed $420,000,000.00.
(b)    The Borrower may propose to the Administrative Agent any existing Lenders to fund such Commitment Increase or any additional new lenders which are reasonably acceptable to the Administrative Agent (“New Lenders”) who agree to commit to that portion of the Commitment Increase. Thus, the Commitment Increase shall be effected by an increase in any one or more of the existing Lenders’ Commitments, and/or by the addition of the Commitments of New Lender(s) (in each case, the “Participating Lenders”). Any New Lender who agrees to commit to that portion of the Commitment Increase requested by the Borrower shall execute and deliver to the Administrative Agent a New Lender Agreement (a “New Lender Agreement”) in substantially the form attached hereto as Exhibit M, setting forth its Commitment, and upon effectiveness of such New Lender Agreement such New Lender shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Credit Agreement, and the signature pages hereof shall be deemed to be amended to add the name of such New Lender. Each New Lender Agreement shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other New Lenders. No existing Lender shall have any obligation or responsibility to fund a Commitment Increase requested by the Borrower. An existing Lender that accepts an offer to it by the Borrower to increase its Commitment pursuant to this Section 2.10 shall be bound by and entitled to the benefits of this Credit Agreement with respect to the full amount of its Commitment as so increased, including, but not limited to, an increase in its overall Commitment percentage.
(c)    Notwithstanding the foregoing, final allocation of the Commitment Increase shall be at the sole discretion of the Administrative Agent and the Borrower; provided, that each Participating Lender agrees to accept any allocation amount designated by the Borrower and the Administrative Agent that is equal to or less than such portion of the Commitment Increase that the Participating Lender previously committed to.
To the extent that the Commitment Increase is effected pursuant to this Section 2.10, the Administrative Agent and the Borrower shall amend Schedule 1 hereto to reflect the Commitment Increase, which amendment shall not require the additional consent of any Lender or other Person, and the Borrower shall deliver new Notes to any Participating Lender requesting a Note (or replacement Note in the case of any existing Lender).
ARTICLE III
INTENTIONALLY OMITTED
ARTICLE IV
PROVISIONS APPLICABLE TO ALL LOANS
4.1    Interest on Loans.
(a)    Subject to the provisions of this Credit Agreement, including Sections 4.2 and 5.10, at the election of the Borrower, the aggregate principal balance of the Loans or any portion thereof shall bear interest at: (i) the Base Rate; and/or (ii) the LIBOR Rate plus one and three quarters percent (1.75%) per annum. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time the Loan is made pursuant to Section 2.2 or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2 hereof. Each Loan or portion thereof bearing interest based on the Base Rate shall be a “Base Rate Loan” and each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a “LIBOR Rate Loan.” Each Lender shall hold a pro rata portion of each Base Rate Loan and LIBOR Rate Loan based on its Loan Percentage of each Loan. Any Loan or any portion thereof as to which the Borrowers have not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.
(b)    The Borrower promises to pay interest on all Loans, or any portion thereof, outstanding in arrears on each applicable Payment Date and on the Maturity Date.
(c)    In no event shall the interest charged with respect to a Loan exceed the maximum amount permitted by applicable law. If at any time the interest rate charged with respect to a Loan exceeds the maximum rate permitted by applicable law, the rate of interest to accrue pursuant to such Loan shall be limited to the maximum rate permitted by applicable law.
4.2    Notice and Manner of Conversion or Continuation of Loans. Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert all or any portion of its outstanding Base Rate Loans in a principal amount equal to $1,000,000 or any whole multiple of $5,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. (New York City time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.
4.3    Prepayment of Loans.
(a)    Optional Prepayments. The Borrower shall have the right at any time to prepay one or more of the Loans on or before the Maturity Date, as a whole, or in part, upon delivery of written notice to the Administrative Agent not later than 1:00 p.m. (New York City time) on the Business Day prior to such prepayment, without premium or penalty, provided that (a) each partial prepayment shall be in the principal amount of $1,000,000 or multiples of $500,000 in excess thereof and (b) in the event that any LIBOR Rate Loan is prepaid at any time other than the end of an Interest Period applicable thereto (a “Breakage Prepayment”), the Borrower shall pay, upon demand, to each Lender and the Administrative Agent an amount equal to their respective Breakage Cost.
(b)    Mandatory Prepayments. On each principal Payment Date, beginning December 22, 2014, the Borrower shall repay the Loans to the extent of the then existing Asset Base Deficiency (as set forth on the most recent Asset Base Report), provided that in the event that a Breakage Prepayment occurs, the Borrower shall pay, upon demand, to each Lender and the Administrative Agent an amount equal to their respective Breakage Cost.
(c)    Application of Prepayments. Any prepayment of principal of a Loan shall include all interest accrued to the date of prepayment. Each such prepayment shall be applied to the Loans of the Lenders on a pro rata basis to their respective Base Rate Loans and LIBOR Rate Loans in accordance with their respective Loan Percentages. The Administrative Agent will promptly notify each Lender of its receipt of any notice of prepayment, and of the amount of such Lender’s Loan Percentage of such prepayment.
4.4    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 4.4 shall be conclusive, absent manifest error.
4.5    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(a)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)    the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this Section shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
4.6    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
4.7    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 16.12.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Article 13 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and sixth, to such Defaulting Lender or as otherwise may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made at a time when the conditions set forth in Section 12 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 5.1 or the Fee Letter for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of the outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made (or withheld) by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE V
CERTAIN GENERAL PROVISIONS
5.1    Fees.
(a)    The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Commitment Percentage, an unused fee (the “Unused Fee”) equal to the one-eighth of one percent (0.125%) times the actual daily amount by which the Aggregate Commitments exceed the aggregate principal amount of Revolving Credit Loans outstanding, subject to adjustment as provided in Section 4.7. The Unused Fee shall accrue at all times during the Revolving Period, including at any time during which one or more of the conditions in Section 12 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Period Termination Date.
(b)    The Borrower shall pay to the Administrative Agent for its own account the Fees specified in the Fee Letter in the amount and at the times so specified. Such Fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
5.2    Funds for Payments.
(a)    Payments to Administrative Agent. All payments of principal, interest, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the accounts of the Lenders and the Administrative Agent, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case by 3:00 p.m. (New York City time or other local time at the place of payment) and in immediately available funds.
(b)    No Offset, Etc.
(i)    Subject to Section 5.2(c), all payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any Taxes (including interest, penalties and additions to tax), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any Non-Excluded Taxes are imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such Non-Excluded Taxes been imposed upon the Borrower. The Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by the Borrower under such other Loan Document.
(ii)    In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder (“Other Taxes”).
(iii)    Subject to Section 5.2(c), the Borrower agrees to indemnify the Lenders and the Administrative Agent for the full amount of Non-Excluded Taxes (including additional amounts with respect thereto) and Other Taxes, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that the Lenders or the Administrative Agent, as the case may be, shall have provided the Borrower with evidence, reasonably satisfactory to the Borrower, of payment of Non-Excluded Taxes or Other Taxes, as the case may be.

(iv)    Any Lender or the Administrative Agent that becomes entitled to the payment of additional amounts pursuant to Section 5.2.(b)(i) or indemnification pursuant to Section 5.2(b)(iii) shall use reasonable efforts (consistent with applicable law) to file any document reasonably requested by the relevant Borrower or, if a Lender, to change the jurisdiction of its applicable lending office if the making of such a filing or change of office, as the case may be, would avoid the need for or reduce the amount of any payment of such additional amounts that may thereafter accrue and would not, in the good faith determination of such Lender or the Administrative Agent, as applicable, be disadvantageous to it.
(v)    If a Lender or the Administrative Agent receives any refund with respect to Taxes for which the Borrower has paid any additional amounts pursuant to Section 5.2(b)(i), then such Lender or the Administrative Agent, as applicable, shall promptly pay to the Borrower the portion of the sum of such refund and any interest received with respect thereto as it determines, in its reasonable, good faith judgment, will leave it, after such payment, in no better or worse financial position than it would have been absent the imposition of such Taxes and the payment of such additional amounts pursuant to Section 5.2(b)(i); provided, however, that (i) the Borrower agrees to promptly return any amount paid to the Borrower pursuant to this Section 5.2(b)(v) upon notice from such Lender or the Administrative Agent, as applicable, that such refund or any portion thereof is required to be repaid to the relevant taxing authority, (ii) nothing in this Section 5.2(b)(v) shall require a Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns), and (iii) no Lender shall be required to pay any amounts pursuant to this Section 5.2(b)(v) at any time which a Default or Event of Default exists (provided, that, upon the waiver or cure of any such Default or Event of Default, all such amounts that would otherwise be required to be paid pursuant to this Section 5.2(b)(v) but for the effect of this clause (iii) shall be promptly so paid).
(vi)    If the Borrower determines in good faith that a reasonable basis exists for contesting any Non-Excluded Taxes for which additional amounts have been paid pursuant to Section 5.2(b)(i), the relevant Lender or Administrative Agent (to the extent such Person reasonably determines in good faith that it will not suffer any adverse effect as a result thereof) shall cooperate with the Borrower in challenging such Non-Excluded Taxes, at the Borrower’s expense, if so requested by the Borrower in writing.
(c)    Non-U.S. Lenders. Each Lender and the Administrative Agent that is not a U.S. Person as defined in Section 7701(a)(30) of the Code for U.S. federal income tax purposes (a “Non-U.S. Lender”) hereby agrees that it shall, prior to the date of the first payment by the Borrower hereunder to be made to such Lender or the Administrative Agent or for such Lender’s or the Administrative Agent’s account (and thereafter when required to the extent it is legally entitled to do so), deliver to the Borrower and the Administrative Agent, as applicable, such certificates, documents or other evidence, as and when required by the Code, including (i) two (2) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by the Code, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender or the Administrative Agent establishing that with respect to payments of principal, interest or fees hereunder it is (A) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender or Administrative Agent of a trade or business in the United States or (B) totally exempt from United States federal withholding tax under a provision of an applicable tax treaty or (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver the forms specified in clause (i) and that is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to the

Administrative Agent and the Borrower and to the effect that (A) such Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (B) is not a ten (10) percent shareholder for purposes of Section 881(c)(3)(B) of the Code and (C) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, together with a properly completed Internal Revenue Service Form W-8BEN; provided, that an Administrative Agent that delivers the forms and certificate provided in clause (ii) above must also deliver to the Borrower two accurate, complete and signed copies of either Internal Revenue Service Form W-8BEN or W-8ECI, or, in each case, an applicable successor form, establishing a complete exemption from withholding of U.S. federal income tax imposed on the payment of any fees to such Administrative Agent. Each Lender agrees that it shall, promptly upon a change of its lending office or the selection of any additional lending office, to the extent the forms previously delivered by it pursuant to this section are no longer effective, and promptly upon the Borrower’s or the Administrative Agent’s reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN or Form W-8ECI in addition to or in replacement of the forms previously delivered, deliver to the Borrower and the Administrative Agent, as applicable, if and to the extent it is properly entitled to do so, a properly completed and executed Form W-8BEN or Form W-8ECI, as applicable (or any successor forms thereto). For any period with respect to which such Lender or Administrative Agent has failed to provide the Borrower with the appropriate, complete and accurate form or other relevant document pursuant to this Section 5.2(c) establishing a complete exemption from U.S. federal withholding tax (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender or Administrative Agent shall not be entitled to any “gross-up” of Taxes or indemnification under Section 5.2(b) with respect to Non-Excluded Taxes or Other Taxes imposed by the United States; provided, however, that should such a Lender or Administrative Agent, which is otherwise exempt from a withholding tax, become subject to Non-Excluded Taxes or Other Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender or Administrative Agent shall reasonably request, at such Lender’s or Administrative Agent’s expense, to assist such Lender or Administrative Agent to recover such Non-Excluded Taxes or Other Taxes.
(d) Each Non-U.S. Lender, on or prior to the date on which such Person becomes a Lender hereunder, prior to the expiration or obsolescence thereof, and from time to time thereafter either upon the request of the Borrower, or upon the expiration or obsolescence of any previously delivered documentation, shall furnish the Borrower (with a copy to the Administrative Agent) with any documentation that is required under the U.S. Internal Revenue Code or applicable Treasury regulations to enable the Borrower to determine its duties and liabilities with respect to any taxes it may be required to withhold in respect of Section 1471 or 1472 of the Internal Revenue Code. In the event that either (i) the documentation required to be delivered pursuant to the immediately preceding sentence fails to establish a complete exemption from withholding of amounts under Section 1471 and 1472 or (ii) no such required documentation is delivered, the Borrower shall not be obliged to pay any additional amounts to any Lender pursuant to this Section 5.2 in respect of any such withholding imposed under Sections 1471 or 1472.

5.3    Computations. All computations of interest on the Loans and of Fees shall be based on a 360-day year (or a 365-day or 366-day year, as applicable, with respect to interest calculations on Base

Rate Loans) and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of any Note, as reflected on its Record from time to time, shall, absent manifest error, be considered correct and binding on the Borrower unless within five (5) Business Days after receipt of any notice by the Administrative Agent or any of the Lenders of such outstanding amount, the Administrative Agent or such Lender shall notify the Borrower to the contrary.
5.4    Inability to Determine LIBOR Rate. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, any Lender shall determine that (a) adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period or (b) the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining their LIBOR Rate Loans during such period, such Lender shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower and the Administrative Agent. In such event with respect to such Lender (i) any request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligation to make LIBOR Rate Loans shall be suspended until the Administrative Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall so notify the Borrower and the Lender. Upon receipt of such notice, the Borrower may elect to convert any Base Rate Loan from such Lender to a LIBOR Rate Loan from such Lender in accordance with the terms of Section 4.2.
5.5    Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower, the Administrative Agent and the other Lenders and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans shall forthwith be suspended until such time as the condition giving rise to such illegality no longer exists and (b) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Administrative Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Section 5.5, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. If the Administrative Agent determines that the condition giving rise to such illegality no longer exists, the Administrative Agent shall promptly notify the Borrower and the Lender. Upon receipt of such notice, the Borrower may elect to convert any Base Rate Loan to a LIBOR Rate Loan in accordance with the terms of Section 4.2.
5.6    Additional Costs, etc. If any Change in Law, shall:
(a)    impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender; or

(b)    impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, the Loans, such Lender’s Commitment or any class of loans or commitments of which any of the Loans form a part, and the result of any of the foregoing is:
(i)    to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans;
(ii)    to reduce the amount of principal, interest, or other amount payable such Lender or the Administrative Agent hereunder on account of such Lender’s Commitment or any of the Loans; or
(iii)    to require such Lender or the Administrative Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Lender or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Administrative Agent such additional amounts as will be sufficient to compensate such Lender or the Administrative Agent for such additional cost, reduction, payment or foregone interest or other sum (other than Taxes which shall be treated exclusively pursuant to Section 5.2(b)).
(c)    The failure or delay on the part of any Lender to demand compensation for any increased costs shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be under any obligation to compensate any Lender under this Section 5.6 for any increased costs with respect to any period prior to the date that is 120 days prior to such request if such Lender knew of the circumstances giving rise to such increased costs and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs.
5.7    Capital Adequacy. If after the date hereof any Lender or the Administrative Agent determines that a Change in Law regarding capital requirements has or would have the effect of reducing the return on such Lender’s or the Administrative Agent’s commitment with respect to any Loans to a level below that which such Lender or the Administrative Agent could have achieved but for such Change in Law (taking into consideration such Lender’s or the Administrative Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or (as the case may be) the Administrative Agent to be material, then such Lender or the Administrative Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate or LIBOR Rate, the Borrower agrees to pay such Lender or (as the case may be) the Administrative Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or (as the case may be) the Administrative Agent of a certificate in accordance with Section 5.8 hereof. Such Lender or (as the case may be) the Administrative Agent shall allocate such cost increases among its customers in good faith and on an equitable basis.
The failure or delay on the part of any Lender to demand compensation for any reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be under any obligation to compensate any Lender under this Section 5.7 for any reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew of the circumstances giving rise to such reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such reductions.
5.8    Certificate. A certificate setting forth any additional amounts payable pursuant to Sections 5.6 or 5.7 and a brief explanation of such amounts which are due, submitted by any Lender or the Administrative Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
5.9    Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (b) default by the Borrower in making a borrowing after the Borrower has given (or is deemed to have given) a request relating thereto in accordance with Section 2.2, or (c) the making of any payment of a LIBOR Rate Loan that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.
5.10    Interest After Default. Upon the occurrence and during the continuation of an Event of Default, at the election of the Administrative Agent and the Required Lenders, overdue principal and (to the extent permitted by applicable law) overdue interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2.00%) above the otherwise applicable rate of interest until such amount shall be paid in full (after as well as before judgment).
ARTICLE VI
COLLATERAL SECURITY
6.1    Security of Borrower. Subject to the Security Documents, the Obligations are and shall continue to be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in the Collateral specified in the Security Documents, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which the Borrower is a party.
6.2    Addition, Removal and Substitution. During the Revolving Period, the Borrower may, from time to time, add to the Collateral one or more Eligible Containers (“Added Containers”). The Borrower also may remove Eligible Containers from the Collateral without any replacement, or may replace any Eligible Container included in the Collateral (each, a “Released Container”) with a replacement Container (each, a “Substitute Container”); provided that prior to such removal the Borrower shall provide notice to the Collateral Agent to require release of Collateral Agent’s Lien on such Released Containers, and the Collateral Agent shall respond to such notice within three (3) Business Days after receipt; provided further that (A) all of the following conditions are met in connection with such removal or substitution and (B) to the extent any such condition is measured at the end of a calendar quarter, all Containers released or added, as applicable, within such calendar quarter shall be considered on an aggregate basis in determining whether such condition has been satisfied: (i) each Substitute Container is an Eligible Container; (ii) the release of Containers will not cause or result in an Event of Default; and (iii) the Administrative Agent has received evidence that, after such removal or substitution, there will not be an Asset Base Deficiency. In connection with any such addition, removal or substitution, the Borrower shall provide the Administrative Agent a supplement to Schedule 2 hereto setting forth any Added Container(s), Released Container(s) or Substitute Container(s). The Substitute Container(s) and all the Related Assets shall become Collateral subject to this Credit Agreement and the Security Agreement and the security interest granted to the Collateral Agent pursuant to the Security Documents. The Borrower shall take all necessary action, and any action that the Collateral Agent reasonably determines is advisable, to protect and perfect the Collateral Agent’s Lien in the Substitute Container(s). Upon the Collateral Agent obtaining a first priority perfected Lien in the Substitute Container(s), the Collateral Agent shall release its Lien in each Released Container and all the Related Assets.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders to enter into this Credit Agreement and to make Loans as provided for herein, the Borrower makes the following representations, warranties and agreements with the Administrative Agent and Lenders, all of which shall survive the execution and delivery of this Credit Agreement and the making of Loans as of the Closing Date and each Drawdown Date:
7.1    Company Status. The Borrower and each of its Restricted Subsidiaries (a) is a duly organized and validly existing Company in good standing (or its equivalent) under the laws of the jurisdiction of its organization except where the failure to be so duly organized, validly existing and in good standing, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (b) has the Company power and authority to own its property and assets and to transact the business in which it is presently engaged, except where the failure to have such power and authority, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (c) is duly qualified and is authorized to do business and is in good standing (or its equivalent) in all jurisdictions where it is required to be so qualified (or its equivalent) except where the failure to be so qualified, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
7.2    Company Power and Authority. The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The Borrower has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
7.3    No Violation. Neither the execution, delivery or performance by the Borrower of any of the Loan Documents to which it is a party, nor compliance by the Borrower with any terms and provisions thereof, nor the consummation of the transactions contemplated herein or therein, will (a) contravene any material provision of any applicable law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (b) conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Restricted Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other agreement, contract or instrument to which the Borrower or any of its Restricted Subsidiaries is a party or by which it or any of its material property or assets are bound or to which it may be subject, or (c) violate any provision of the certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of limited liability company, limited liability company agreement or equivalent organizational document, as the case may be, of the Borrower or any of its Restricted Subsidiaries.
7.4    Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened in writing with respect to (a) any Loan Document or (b) any other matter as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
7.5    Margin Regulations. No part of any Loan (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Loan will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.
7.6    Governmental Approvals. Except as may have been obtained or made on or prior to the Closing Date or any Drawdown Date (and which remain in full force and effect on the Closing Date and each Drawdown Date), no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any domestic or foreign governmental or public body or authority, or any subdivision thereof, is required to authorize, in respect of the Borrower, or is required to be obtained by the Borrower in connection with (a) the execution, delivery and performance by the Borrower of any Loan Document or (b) the legality, validity, binding effect or enforceability of any Loan Document with respect to the Borrower, in each case, except for (i) the filing of any Security Documents and (ii) such the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
7.7    Investment Company Act. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
7.8    True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Credit Agreement is, and all other such factual information (taken as a whole) hereafter furnished by, or on behalf of, the Borrower or any of its Restricted Subsidiaries in writing to the Administrative Agent or any Lender in connection with this Credit Agreement will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided; provided, however, that to the extent that any such information was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions believed by its management to be reasonable at the time made in the preparation of such information (it being understood by the Administrative Agent and the Lenders that any financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered thereby may differ from the projected results set forth therein).
7.9    Financial Condition; Financial Statements.

(a)    On and as of the Closing Date and each Drawdown Date, on a pro forma basis after giving effect to all Indebtedness (including all Loans) incurred, and to be incurred, and Liens created, and to be created, by the Borrower in connection therewith, with respect to the Borrower and its Restricted Subsidiaries (on a consolidated basis) (x) the sum of the assets, at a fair valuation, of the Borrower and its Restricted Subsidiaries (on a consolidated basis) will exceed its debts, (y) they have not incurred nor intended to, nor believe that they will, incur debts beyond their ability to pay such debts as such debts mature and (z) they will not have unreasonably small capital with which to conduct their business in the manner such business is now conducted. For purposes of this Section 7.9(a), “debt” means any liability on a claim, and “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
(b)    The consolidated balance sheets of TAL Group and its Consolidated Subsidiaries as of December 31, 2013 and its fiscal quarter ended September 30, 2014 and the related consolidated statements of income and cash flows of TAL Group for the fiscal year and fiscal quarter ended on such dates and changes in shareholders’ equity as of December 31, 2013, in each case furnished to the Administrative Agent and Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial position of TAL Group and its Restricted Subsidiaries at the date of said balance sheets and the consolidated results of their operations for the respective periods covered thereby. All of the foregoing financial statements have been prepared in accordance with GAAP consistently applied (except, in the case of the aforementioned quarterly financial statements, for normal year-end audit adjustments and the absence of footnotes).
(c)    Since December 31, 2013, there has been no change in the business, financial condition or operations of the Borrower and its Restricted Subsidiaries, taken as a whole, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
7.10    Security Interests. The Borrower has good and marketable title to its assets and on and after the Closing Date, each of the Security Documents creates as security in the United States for the Obligations covered thereby, a valid and enforceable security interest in and Lien on all of the Collateral subject thereto, without prejudice to any statutory priority rights, superior to and prior to the rights of all third Persons, and subject to no other Liens except Permitted Liens. The Borrower has filed or caused to be filed all UCC financing statements in the appropriate offices therefor (or has authenticated and delivered to the Administrative Agent UCC financing statements suitable for filing in such offices) and has taken all of the actions necessary in the United States to create perfected security interests in the Collateral which the Security Documents require the Borrower to create perfected security interests.
7.11    Compliance with ERISA. The Borrower and each ERISA Affiliate are each in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in any liability of the Borrower or any ERISA Affiliate in excess of $50,000,000. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $50,000,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $50,000,000 the fair market value of the assets of all such underfunded Plans.
7.12    Subsidiaries. On and as of the Closing Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on the Closing Date Officer’s Certificate. The Closing Date Officer’s Certificate sets forth, as of the Closing Date, (a) the percentage ownership (direct and indirect) of the Borrower in each class of Capital Stock of each of its Subsidiaries and also identifies the direct owner thereof and (b) the jurisdiction of organization of each such Subsidiary. All outstanding shares of Capital Stock of each Subsidiary of the Borrower has been duly and validly issued, are fully paid and non-assessable (to the extent applicable in the jurisdiction of organization of such Subsidiary). The Borrower is a Wholly-Owned Subsidiary of TAL Group.
7.13    Compliance with Statutes; Agreements, etc. The Borrower and each of its Restricted Subsidiaries is in compliance with (a) all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business (including the origination of Leases) and the ownership of its property (excluding applicable statutes, regulations, orders and restrictions relating to environmental standards and controls, which matters are covered under Section 7.14) and (b) all contracts and agreements to which it is a party, except, in each case, such noncompliance as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
7.14    Environmental Matters. Except as would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect: (a) each of the Borrower and its Restricted Subsidiaries has complied with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws and neither the Borrower nor any of its Restricted Subsidiaries is liable for any penalties, fines or forfeitures for failure to comply with any of the foregoing; (b) there are no pending Environmental Claims or, to the knowledge of any Senior Designated Officer, Environmental Claims threatened in writing against the Borrower or any of its Restricted Subsidiaries or any property (real or personal) owned, leased or operated by the Borrower or any of its Restricted Subsidiaries (including, to the knowledge of any Senior Designated Officer, any such claim arising out of the ownership, lease or operation by the Borrower or any of its Restricted Subsidiaries of any property (real or personal) formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Restricted Subsidiaries); and (c) to the knowledge of any Senior Designated Officer, there are no facts, circumstances, conditions or occurrences on or arising from any property (real or personal) owned, leased or operated by the Borrower or any of its Restricted Subsidiaries (including any property (real or personal) formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Restricted Subsidiaries) or relating to the past or present operations of the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any such property (real or personal).
7.15    Labor Relations. As of the Closing Date and on each Drawdown Date, there are no strikes, lockouts or slowdowns against the Borrower or any of its Restricted Subsidiaries pending, or to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or and other applicable federal, state or local law dealing with such matters, except for such violations that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
7.16    Tax Returns and Payments. The Borrower and its Restricted Subsidiaries have timely filed (including applicable extensions) with the appropriate taxing authority, all federal and other material returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of the Borrower and each of its Restricted Subsidiaries. The Returns accurately reflect in all material respects all liability for Taxes of the Borrower and its Restricted Subsidiaries as a whole for the periods covered thereby. The Borrower and its Restricted Subsidiaries have paid all material Taxes payable by them other than those contested in good faith and for which adequate reserves have been established in accordance with GAAP.
7.17    Existing Indebtedness. The Closing Date Officer’s Certificate sets forth all material Indebtedness of the Borrower and its Restricted Subsidiaries as of the Closing Date (exclusive of Indebtedness pursuant to the Loan Documents), in each case showing the aggregate principal amount thereof (and the aggregate amount of any undrawn commitments with respect thereto) and the name of the respective borrower and any other entity which guarantees such debt.
7.18    Insurance. The Closing Date Officer’s Certificate sets forth a summary of all insurance maintained by the Borrower and its Restricted Subsidiaries on and as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.
7.19    Foreign Assets Control Regulations, etc. None of the requesting or borrowing of any Loan or the use of the proceeds of such will violate any applicable sanctions laws, including the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to, (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, neither the Borrower nor any of its Affiliates (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.
7.20    Credit and Collection Policy. The credit and collection policy used by the Borrower and its Restricted Subsidiaries as in effect on the Closing Date and each Drawdown Date (which policy also addressed the criteria under which a lessee is allowed to self-insure for property and liability risks) is attached as Exhibit D hereto (the “Credit and Collection Policy”).
7.21    Form of Lease Agreement. The standard form(s) of Lease Agreement used by the Borrower and its Restricted Subsidiaries in the ordinary course of their business as in effect on the Closing Date and each Drawdown Date is attached as Exhibit E hereto.
7.22    Absence of Negative Pledges. There are no restrictions which exist on the Closing Date on the Borrower’s ability to grant a Lien in assets at any time constituting Collateral.

7.23    Solvency. Immediately prior to and following the extension of the Loan on the Closing Date, the Borrower is, individually and together with its Restricted Subsidiaries on a consolidated basis, Solvent.
7.24    Eligible Containers. Each Container included in the calculation of the Asset Base is properly classified as an Eligible Container, except to the extent that any failure of any one or more Containers to constitute Eligible Containers would not reasonably be expected to result in an Asset Base Deficiency.
ARTICLE VIII
AFFIRMATIVE COVENANTS
The Borrower hereby covenants and agrees that as of the Closing Date and thereafter for so long as this Credit Agreement is in effect and until the Commitments have been terminated and all Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:
8.1    Information Covenants. The Borrower will furnish, or will cause to be furnished, to the Administrative Agent for distribution to each Lender:
(a)    Quarterly Financial Statements. Within forty-five (45) days after the close of the first three fiscal quarters in each fiscal year of TAL Group, or, if sooner, within ten (10) days of the filing thereof with the SEC, the consolidated balance sheet of TAL Group and its Consolidated Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter and the related consolidated statements of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be certified by an Authorized Officer that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of TAL Group and its Consolidated Subsidiaries as of the dates indicated and the consolidated results of their operations and/or changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.
(b)    Annual Financial Statements. Within 120 days after the close of each fiscal year of TAL Group, or, if sooner, within ten (10) days of the filing thereof with the SEC, the audited consolidated balance sheet of TAL Group and its Consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and shareholder’s equity and statement of cash flows for such fiscal year and, with respect to each fiscal year commencing after the completion of the first full fiscal year following the Closing Date, setting forth comparative consolidated figures for the preceding fiscal year (or, if shorter since inception), together with a certification by an Independent Accountant reasonably acceptable to the Administrative Agent, in each case to the effect that such statements fairly present in all material respects the consolidated financial condition of TAL Group and its Consolidated Subsidiaries as of the dates indicated and the results of their consolidated operations and changes in financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years except as disclosed therein (which report shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit); provided, however, that any such “going concern” qualification that is specifically related to the status of the loans evidenced by this Credit Agreement shall not cause a breach under the provisions of this clause (b).

(c)    Business Plan. At the time of delivery of annual financial statements pursuant to Section 8.1(b) above, a consolidated business plan for the Borrower (or updates to the existing business plans of such entities), in the format of the projection model referred to in Section 11.13, for the then current fiscal year.
(d)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.1(a) and (b), a certificate of an Authorized Officer to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, and which certificate shall set forth in reasonable detail the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the provisions of Article X hereof as at the end of such fiscal quarter or fiscal year, as the case may be.
(e)    Notices of Default, Litigation and Government Investigations. Promptly, and in any event within five (5) Business Days after any Senior Designated Officer obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or proceeding pending or, to the knowledge of Senior Designated Officer, threatened in writing against Borrower or any of its Restricted Subsidiaries which, either individually or in the aggregate, would reasonably be expected to have, a Material Adverse Effect, or (iii) any governmental investigation pending or, to the knowledge of Senior Designated Officer, threatened in writing against Borrower or any of its Restricted Subsidiaries which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(f)    Management Letters. At the time of the delivery of the financial statements provided for in Sections 8.1(a) and (b), a copy of any “management letter” submitted to the TAL Group or any of its Consolidated Subsidiaries by its independent accountants in connection with any annual, interim or special audit made by them of the financial statements of a TAL Group or any of its Consolidated Subsidiaries and management’s responses thereto.
(g)    Borrower Financial Information. At the time of delivery of the financial statements provided for in Section 8.l(a) and within 150 days after the close of each fiscal year of the Borrower (or, if sooner, within ten (10) days of the filing thereof with the SEC), an unaudited profit and loss statement and an unaudited balance sheet with respect to Borrower and its Consolidated Subsidiaries for the period covered by the applicable consolidated financial statements being delivered on such date.
(h)    Reports. Within ten (10) Business Days following transmission thereof, copies of any public filings and registrations with, and reports to, the SEC by TAL Group, or any of its Consolidated Subsidiaries.
(i)    Pledged Container Performance Reports. Within twenty (20) days following the end of each calendar month, an Asset Base Report, substantially in the form of Exhibit B hereto, as of the end of the immediately preceding calendar month; and within thirty (30) days following the end of each fiscal quarter, an Equipment Report, substantially in the form of Exhibit F hereto, as of the end of such fiscal quarter, setting forth the number and type of Pledged Containers then owned by the Borrower, their aggregate Net Book Value and their aggregate Initial Net Book Value.

(j)    Other Information. From time to time, such other information or documents (financial or otherwise) in the form utilized by the Borrower in its own operations with respect to the Borrower or any of its Restricted Subsidiaries as the Administrative Agent or any Lender may reasonably request and which is reasonably available to the Borrower.
8.2    Books, Records and Inspections. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries which permit the preparation of financial statements in accordance with GAAP and which conform in all material respects to all requirements of law, shall be made of all dealings and transactions in relation to its business and activities. At the expense of the Borrower, the Borrower will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent to visit and inspect, under guidance of officers of the Borrower or its Restricted Subsidiary, any of the properties of the Borrower or its Restricted Subsidiaries, and to examine the books of account of the Borrower or its Restricted Subsidiaries and discuss the affairs, finances and accounts of the Borrower or its Restricted Subsidiaries with, and be advised as to the same by, it and its officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals (during regular working hours) and to such reasonable extent as the Administrative Agent may reasonably request; provided, however, that unless a Default shall have occurred and then be continuing, the Administrative Agent may request only one inspection under this Section 8.2 during any twelve month period.
8.3    Use of Proceeds. The Loans shall be used for general corporate purposes, including, without limitation: (i) the refinancing of existing Indebtedness; (ii) the acquisition or refinancing of Eligible Containers by Borrower; and (iii) the payment of associated fees and expenses.
8.4    Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, could reasonably be expected to become a lien or charge upon any properties of the Borrower or any of its Restricted Subsidiaries not otherwise permitted under Section 9.3; provided that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is immaterial or is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.
8.5    Existence; Franchises. Except as otherwise permitted by Section 9.2, the Borrower will do, and will cause each of its Restricted Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its Company existence and its rights, franchises, authorities to do business, licenses, certifications, accreditations and patents; provided, however, that nothing in this Section 8.5 shall (a) prevent the withdrawal by the Borrower or any of its Restricted Subsidiaries of its qualification as a foreign Company in any jurisdiction where such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (b) require the preservation of any such right, franchise, authorities to do business, license, certification, accreditation or patent to the extent that the lapse thereof, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
8.6    Compliance with Statutes; etc. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable laws (including Environmental Laws), statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except for such noncompliances as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.7    End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) its fiscal year to end on December 31 of each calendar year and (ii) its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.
8.8    Further Assurances. The Borrower will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such schedules, confirmations, assignments, financing statements, certificates, reports and other instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent may reasonably require pursuant to this Section 8.8.
8.9    Performance of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, perform all of its obligations under the terms of each mortgage, deed of trust, indenture, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound (other than any such obligations under, or mortgages, deeds of trust, indentures, loan agreements, credit agreements or other material agreements, contracts or instruments entered into in connection with, a Permitted Securitization), except such nonperformances as, either individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Effect.
8.10    Maintenance of Properties and Pledged Containers. The Borrower will:
(a)    except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and (ii) make all necessary repairs thereto and renewals and replacements thereof.
(b)    keep, or cause to be kept, the Pledged Containers in good repair and working order in a manner consistent with past practices, and make, or cause to be made, all needful and proper repairs, replacements, additions and improvements thereto as are necessary for the conduct of its business, and in order to maintain the Pledged Containers in accordance with manufacturer’s instructions and in as good an operating condition as when originally delivered, reasonable wear and tear and causes beyond the Borrower’s control excepted;
(c)    at all times use the Pledged Containers, and require the related Lessee to use the Pledged Containers, in accordance with good operating practices and shall at all times comply with all loading limitations, handling procedures and operating instructions prescribed by the manufacturer which include, but are not limited to, the latest applicable regulations and recommendations of the International Organization of Standardization as well as any applicable local regulations;
(d)    not knowingly use (or knowingly permit the Lessees to use) any Pledged Containers for storage of transportation of contraband in violation of applicable United States or foreign law; and
(e)    with respect to Pledged Containers, comply with the International Convention for Safe Containers (CSC) in all respects including, without limitation, plating, maintenance, examination, re-examination and marking with re-examination dates of such Pledged Containers, and such examination, or re-examination, shall be performed in accordance with the rules and regulations for the Safety Approval of Cargo Containers of the United States Department of Transportation.

8.11    Insurance. The Borrower will, in a manner consistent with the practices of the Borrower as of the Closing Date, (a) effect and maintain, with financially sound and reputable companies reasonably satisfactory to the Administrative Agent (which the Administrative Agent acknowledges to be true on the Closing Date) a general liability insurance, insuring the Borrower, the Administrative Agent and each Lender against liability for personal injury and property damage liability, caused by, or relating to, the Pledged Containers then off-lease, with such levels of coverage and deductibles that are, with respect to the Pledged Containers, consistent with the levels in effect as of the Closing Date, and (b) require each Lessee to either (i) maintain self-insurance in a manner approved by the Borrower in accordance with the Credit and Collection Policy or (ii) maintain (A) physical damage insurance in an amount equal to the value of the Pledged Containers on lease to it and to name the Borrower as a loss payee, and (B) comprehensive general liability insurance, including contractual liability, against claims for bodily injury or death and property damage and to name the Borrower as an additional insured. The Administrative Agent and the Lenders reserve the right (but shall not have the obligation) to obtain (x) at the Borrower’s expense, insurance with respect to any or all of the foregoing risks if the Borrower shall fail to obtain such coverage in the specified amounts, and (y) at the Lenders’ expense, additional insurance on its own behalf with respect to any or all of the foregoing risks (or any other risk). However, the Administrative Agent and the Lenders will notify the Borrower prior to obtaining any such insurance. All insurance maintained by the Borrower for loss or damage of the Pledged Containers shall provide that losses, if any, shall be payable to the Administrative Agent or its designee as sole loss payee and the Borrower shall utilize its reasonable efforts to have all checks relating to any such losses delivered promptly to the Administrative Agent or such other person designated by the Administrative Agent. The Administrative Agent and each Lender shall be named as an additional insured with respect to all such liability insurance maintained by the Borrower directly or through an Affiliate. The Borrower shall pay the premiums with respect to all such insurance and deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent of such insurance coverage. The Borrower shall cause to be provided to the Administrative Agent, not less than fifteen (15) days prior to the scheduled expiration or lapse of such insurance coverage, evidence reasonably satisfactory to the Administrative Agent of renewal or replacement coverage. The Borrower shall use its commercially reasonable efforts to have each insurer agree, by endorsement upon the policy or policies issued by it or by independent instrument furnished to the Administrative Agent, that (i) it will give each additional insured and the loss payee thirty (30) days’ prior written notice of the effective date of any material alteration, cancellation or non-renewal of such policy and (ii) in the event that the cancellation of such coverage would result in a breach of this Section 8.11 by the Borrower, it will permit the Administrative Agent and/or the Lender(s) to make payments to effect the continuation of coverage upon notice of cancellation due to nonpayment of premium.
8.12    UNIDROIT Convention. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with the terms and provisions of the UNIDROIT Convention on International Interests in Mobile Goods or any other internationally recognized system for recording interests in or liens against shipping containers at the time that such convention is adopted.
8.13    Compliance with Credit and Collection Policy. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply in all material respects with the Credit and Collection Policy in regard to the origination of, and amendments and modifications to, Leases.

ARTICLE IX
NEGATIVE COVENANTS
The Borrower hereby covenants and agrees that as of the Closing Date and thereafter for so long as this Credit Agreement is in effect and until all Commitments have been terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:
9.1    Changes in Business; etc. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business; provided that the Borrower and its Restricted Subsidiaries may engage in a business other than a Permitted Business if at least ninety five percent (95%) of the consolidated assets of the Borrower and its Restricted Subsidiaries are held in connection with Permitted Businesses; and provided further, that following any consolidation, merger or sale transaction permitted pursuant to Section 9.2(b), the Borrower shall not be deemed to violate this Section 9.1 if at least seventy percent (70%) of the consolidated assets of the Borrower and its respective Restricted Subsidiaries are held in connection with Permitted Businesses.
9.2    Consolidation; Merger; Sale of Assets; etc. Except in connection with a Permitted Transaction, the Borrower will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, convey or otherwise dispose of (or cause or permit any of its Restricted Subsidiaries to sell, assign, transfer, convey or otherwise dispose of) all or substantially all of the assets of the Borrower and its Restricted Subsidiaries (determined on a consolidated basis for the Borrower and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:
(a)    if such consolidation or merger is with a Person other than a Restricted Subsidiary, the Borrower shall be the surviving or continuing corporation; and
(b)    immediately after giving effect to such transaction (i) no Default or Event of Default shall have occurred or be continuing and (ii) at least seventy percent (70%) of the consolidated assets of the Borrower and its respective Restricted Subsidiaries shall be held in connection with Permitted Businesses.
The Borrower shall notify the Administrative Agent in writing no less than sixty (60) days prior to any such consolidation, combination or merger and provide the Administrative Agent with any reasonably requested documents or information related thereto, including but not limited to any documents or information necessary to enable each Lender to form a reasonable belief that it knows the true identity of the Surviving Entity (as defined below) and otherwise satisfy its obligations under the Patriot Act. Upon any consolidation, combination or merger of the Borrower, or sale, assignment, transfer or conveyance of all or substantially all of the Borrower’s assets with or into a Restricted Subsidiary (the “Surviving Entity”) in accordance with the forgoing in which Borrower is not the surviving or continuing corporation, (i) the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of the Borrower under this Credit Agreement and (ii) the Surviving Entity shall succeed to, be substituted for and be liable for every obligation of the Borrower under the Loan Documents, in each case with the same effect as if the Surviving Entity has been named as the Borrower.
To the extent the Required Lenders waive the provisions of this Section 9.2 with respect to the sale or other disposition of any Collateral, or any Collateral is sold or otherwise disposed of in a manner not prohibited by this Section 9.2 (other than pursuant to a consolidation, combination or merger of the Borrower with a Surviving Entity in which Borrower is not the surviving or continuing corporation), such Collateral shall be sold or otherwise disposed of free and clear of the Liens created by the Security Documents and the Required Lenders shall take such actions (including, without limitation, directing the Administrative Agent to take such actions) as are reasonably requested by the Borrower in connection therewith.
9.3    Liens. The Borrower will not create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral; provided that the provisions of this Section 9.3 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
(a)    Liens for Taxes not yet delinquent or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate cash reserves have been established in accordance with GAAP;
(b)    Liens in respect of property or assets of the Borrower imposed by law which have not arisen to secure Indebtedness for borrowed money, such as carriers’, seamen’s, stevedores’, wharfinger’s, warehousemens’, mechanics’, landlords’, suppliers’, repairmen’s or other like Liens, and relating to amounts not yet due or which shall not have been overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings for which adequate cash reserves have been established in accordance with GAAP;
(c)    Liens created by or pursuant to this Credit Agreement (including pursuant to Section 16.1) or any Security Document;
(d)    Liens arising from judgments, decrees or attachments in respect of which the Borrower shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings (including in connection with the deposit of cash or other property in connection with the issuance of stay and appeal bonds);
(e)    Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and
(f)    Liens of any lessee or sublessee under any Lease or sublease thereof.
9.4    Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness or Hedging Agreement, except (Indebtedness described below is herein referred to as “Permitted Indebtedness”):
(a)    Indebtedness incurred pursuant to this Credit Agreement and the other Loan Documents;
(b)    Indebtedness in the aggregate at any one time outstanding in an amount not to exceed the greater of (x) Two Hundred Fifty Million Dollars ($250,000,000) and (y) an amount equal to the product of (i) five percent (5%) and (ii) Consolidated Tangible Assets of TAL Group and its Consolidated Subsidiaries set forth in the most recent financial statements delivered pursuant to Section 8.1 hereof;
(c)    Indebtedness of the Borrower or its Restricted Subsidiaries under Permitted Hedging Agreements;

(d)    Indebtedness of the Borrower or any of its Restricted Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of any business, Restricted Subsidiary or assets prior to the Closing Date or in a manner not prohibited by this Credit Agreement on or after the Closing Date, or from letters of credit, surety bonds or performance bonds securing any obligation of the Borrower or any such Restricted Subsidiary, pursuant to such agreement;
(e)    Intercompany Indebtedness of Borrower or a Restricted Subsidiary for so long as such Indebtedness is held by Borrower or a Restricted Subsidiary of Borrower; provided, that with respect to any intercompany Indebtedness (other than intercompany Indebtedness pursuant to any Permitted Securitization) (i) unless the respective obligor under such intercompany loan reasonably determines that the execution, delivery and performance of an Intercompany Note is prohibited by, or that such Intercompany Note would not be enforceable against such obligor under, applicable local law, any such intercompany loan made pursuant to this clause (e) shall be evidenced by an Intercompany Note or by such other documentation as may be acceptable to the Administrative Agent, and (ii) each such intercompany loan made pursuant to this clause (e) shall be subject to the Intercompany Subordination Agreement;
(f)    Indebtedness of the Borrower, or of any of its Restricted Subsidiaries, represented by letters of credit for the account of the Borrower or such Restricted Subsidiary, as the case may be, (i) in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business, (ii) in order to provide security for any trade, contractual or payment obligations of the Borrower or Restricted Subsidiary, or (iii) issued or incurred for such other purposes as are related to the ordinary course of business of the Borrower or such Restricted Subsidiary; provided, however, that the aggregate amount of outstanding Indebtedness permitted pursuant to the provisions of this clause (f) shall not exceed Twenty Million Dollars ($20,000,000);
(g)    Purchase money indebtedness or obligations in connection with the acquisition of Containers, Chassis or other assets by Borrower or its Restricted Subsidiaries after the Closing Date; provided that (i) such indebtedness or obligations represent the purchase price (or financing of the purchase price within 180 days after the respective purchase) of such Container, Chassis or other asset, and (ii) such indebtedness or obligations do not exceed 100% of the purchase price (including any fees or other expenses incurred in connection therewith) of the property being purchased at the time of the incurrence of such indebtedness or obligations;
(h)    Indebtedness of Borrower or of a Subsidiary of the Borrower set forth on the Closing Date Officer’s Certificate;
(i)    Refinancing Indebtedness;
(j)    Obligations in respect of performance, bid, surety and appeal bonds and completion guarantees or obligations of a similar nature provided by Borrower or any Subsidiary in the ordinary course of business;
(k)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five (5) Business Days of the incurrence thereof;

(l)    Indebtedness incurred in connection with a Permitted Securitization;
(m)    Endorsements for collection, deposit or negotiation and warranties of products and services, in each case, incurred in the ordinary course of business;
(n)    Unsecured Indebtedness of the Borrower issued in lieu of making a cash dividend;
(o)    Indebtedness incurred by the Borrower or any Restricted Subsidiary of the Borrower in order to finance the acquisition by such Person of Containers, Chassis and/or other assets; and
(p)    Indebtedness incurred by the Borrower or any Restricted Subsidiary that is secured by the Borrower’s or such Restricted Subsidiary’s (as the case may be) interest in any assets of the Borrower or such Restricted Subsidiary that are not Collateral;
(q)    Indebtedness consisting of guaranty agreements by the Borrower or a Restricted Subsidiary in respect of Indebtedness of the Borrower or another Restricted Subsidiary otherwise permitted hereunder; and
(r)    Indebtedness of a Restricted Subsidiary assumed in connection with any acquisition of any business, Restricted Subsidiary or assets on or after the Closing Date in a manner not prohibited by this Credit Agreement and not created in contemplation of such transaction.
9.5    Loans; Investments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Investment, except:
(a)    the Borrower and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;
(b)    the Borrower and its Restricted Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of its business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Restricted Subsidiary;
(c)    the Borrower and its Restricted Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of Lessees, suppliers, trade creditors, licensees, licensors and customers and in good faith settlement of delinquent obligations of, and other disputes with, Lessees, suppliers, trade creditors, licensees, licensors and customers arising in the ordinary course of business;
(d)    Permitted Hedging Agreements;
(e)    loans by the Borrower or any of its Restricted Subsidiaries to the officers, employees and directors of such Person for bona fide business purposes, and advances of reimbursable expenses, including advances for travel and moving expenses, by the Borrower or any of its Restricted Subsidiaries to officers, employees and directors of such Person for bona fide purposes, and in all such cases incurred in the ordinary course of business;

(f)    Investments in the Borrower or any Restricted Subsidiary of the Borrower shall be permitted; provided, that in order for any intercompany Indebtedness to be permitted pursuant to this clause (f), such intercompany Indebtedness must additionally be permitted to be incurred under Section 9.4(e);
(g)    Investments as lessor under arm’s-length capital leases (determined in accordance with GAAP) of maritime containers, intermodal chassis or other assets entered into in the ordinary course of business with unaffiliated third parties shall be permitted;
(h)    Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business shall be permitted;
(i)    Investments incurred in connection with a Permitted Securitization shall be permitted;
(j)    the Borrower and its Restricted Subsidiaries may own the Capital Stock of their respective Subsidiaries created or acquired in accordance with the terms of this Credit Agreement;
(k)    the Borrower and its Restricted Subsidiaries may acquire and hold Investments issued by the purchaser of assets in connection with a sale of such assets to the extent not prohibited by Section 9.2;
(l)    Investments in existence as of the Closing Date as set forth on the Closing Date Officer’s Certificate and any extension, modification or renewal of and such Investments existing on the Closing Date, shall be permitted;
(m)    the Borrower may acquire and hold obligations of one or more officers, directors or other employees of the Borrower or any of its Restricted Subsidiaries in connection with such officers’, directors’ or employees acquisition of shares of capital stock of the Borrower, so long as no cash is paid by the Borrower or any of its Restricted Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations;
(n)    Investments in Eligible Investments shall be permitted;
(o)    Investments by any Person existing at the time such Person becomes a Subsidiary of the Borrower (and extensions, replacements an renewals thereof) shall be permitted; provided, that all such Investments existed at the time such Person became a Subsidiary of the Borrower and were not made in connection therewith or in contemplation thereof;
(p)    Investments made, directly or indirectly, out of the net cash proceeds or the fair market value of other assets received by the Borrower from any Person (other than a Restricted Subsidiary of the Borrower) from the substantially concurrent sale of, or made by exchange for, Capital Stock of the Borrower or a substantially concurrent capital contribution received by the Borrower from its stockholders shall be permitted;
(q)    other Investments in an aggregate amount not to exceed at any one time an amount equal to the greater of (x) Sixty Million Dollars ($60,000,000) and (y) an amount equal to the product of (i) one and one half of one percent (1.5%) and (ii) Consolidated Tangible Assets of

TAL Group and its Consolidated Subsidiaries set forth in the most recent financial statements delivered pursuant to Section 8.1.
9.6    Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of transactions with any Affiliate of the Borrower or any of its Restricted Subsidiaries other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Restricted Subsidiary as would be reasonably expected to be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the following shall in any event be permitted: (a) the payment of consulting or other fees to the Borrower by any of its Subsidiaries in the ordinary course of business; (b) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower or any of its Subsidiaries; (c) transactions exclusively between or among the Borrower and any Restricted Subsidiary of the Borrower, exclusively between Restricted Subsidiaries of the Borrower, or exclusively between the Borrower or any of its Restricted Subsidiaries and any of its respective joint ventures or between or among TAL Group, Borrower and any Subsidiary of TAL Group or Borrower in respect of tax sharing agreements or operations, governance, administration and corporate overhead on customary terms; (d) any agreement as in effect as of the Closing Date as set forth on the Closing Date Officer’s Certificate or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto, so long as any such amendment or replacement agreement is not more disadvantageous to the Borrower or any of its Restricted Subsidiaries in any material respect than the original agreement as in effect on the Closing Date; (e) any reasonable employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination, or other employment-related agreements, arrangements or plans entered into in good faith by the Borrower or any of its Subsidiaries in the ordinary course of business; (f) any issuance of Capital Stock of the Borrower; (g) any transaction consummated in connection with or to facilitate a Permitted Securitization; (h) the Borrower and its Restricted Subsidiaries may enter into employment and severance arrangements with respect to the procurement of services with their respective officers and employees in the ordinary course of business; (i) the payment of a dividend or distribution on or in respect of shares of the Capital Stock or the purchase, redemption or other acquisition or retirement for value of any Capital Stock; and (j) intercompany loans and other transactions to the extent not otherwise prohibited by this Article IX.
9.7    Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Capital Stock or participation in its profits owned by the Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries, (b) make loans or advances to the Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, rule, regulation or order, (ii) this Credit Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Restricted Subsidiary of the Borrower, (iv) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Restricted Subsidiaries is the licensee) or any other contract entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, (v) any encumbrance or restriction pursuant to an agreement in effect or entered into on the Closing Date as set forth on the Closing Date Officer’s Certificate (and all replacements or substitutions thereof on terms not materially more adverse to the Lenders and not materially less favorable or materially more onerous to the Borrower and its Restricted

Subsidiaries than those contained the any such agreement on the Closing Date), (vi) customary agreements relating to the transfer of, or the granting of licenses in licenses related to, copyrights, patents or other intellectual property, (vii) provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein), (viii) purchase money indebtedness permitted to be incurred under this Credit Agreement, (ix) restrictions on cash or other deposits under bona fide arrangements with customers entered into in the ordinary course of business, (x) Refinancing Indebtedness (provided, that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced), (xi) agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to Capital Stock other than on a pro rata basis, (xii) with respect to any Restricted Subsidiary, any encumbrance or restriction contained in the terms of any Permitted Indebtedness, or any agreement pursuant to which such Permitted Indebtedness was issued, (xiii) restrictions on the transfer of any asset pending the close of the sale of such asset, (xiv) any restriction or encumbrance or the transfer of any assets subject to Liens not prohibited by Section 9.3 hereof or (xv) encumbrances and restrictions contained in the Master Indenture Documents.
9.8    Margin Regulations. The Borrower will not permit any use of proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.
ARTICLE X
FINANCIAL COVENANTS
The Borrower covenants and agrees that, at all times subsequent to the Closing Date and for so long as this Credit Agreement is in effect and until the Commitments have been terminated and all Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:
10.1    Consolidated EBIT to Consolidated Cash Interest Expense Ratio. As of the last day of each fiscal quarter of the Borrower, the Consolidated EBIT to Consolidated Cash Interest Expense Ratio will not be less than 1.10 to 1.00.
10.2    Maximum Leverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Leverage Ratio of TAL Group shall be less than or equal to 4.75 to 1.00.
10.3    Consolidated Tangible Net Worth. As of the last day of each fiscal quarter of the Borrower, the Consolidated Tangible Net Worth of TAL Group shall be greater than $300,000,000.
ARTICLE XI
CLOSING CONDITIONS
The obligation of each Lender to make a Loan hereunder on the Closing Date is subject, at the time of the making of such Loans, to the satisfaction of the following conditions (or the written waiver of such conditions by the Administrative Agent):
11.1    Execution of Agreement; Notes. On or prior to the Closing Date, (a) this Credit Agreement and the other Loan Documents shall have been executed and delivered and (b) there shall have been delivered to the Administrative Agent for the account of each Lender which has requested the same the appropriate Note, in each case executed by the Borrower and in the amount, maturity and as otherwise provided herein.
11.2    Closing Date Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the Borrower, dated the Closing Date and signed by an Authorized Officer, certifying (a) that all representations and warranties contained herein and in each other Loan Document are true and correct in all material respects, (b) as to the matters referenced in Sections 7.12, 7.17, 7.18, 9.5, 9.6 and 9.7 hereof, (c) that all of the applicable conditions set forth in Section 12 (other than such conditions to the extent that such conditions are expressly subject to the satisfaction of the Administrative Agent (and/or the Required Lenders) have been satisfied on such date and (d) that no Default or Event of Default exists on such date.
11.3    Opinion of Counsel. On the Closing Date, the Administrative Agent shall have received from Nelson, Mullins, Riley & Scarborough LLP, special counsel to TAL Group and the Borrower, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Closing Date in form and substance reasonably satisfactory to the Administrative Agent, which opinion shall (a) be addressed to the Administrative Agent and each of the Lenders and be dated the Closing Date, (b) cover the enforceability of each of the Loan Documents and the creation and perfection of the security interests and/or liens granted pursuant to the relevant Security Documents and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (c) be in form and substance reasonably satisfactory to the Administrative Agent.
11.4    Company Documents; Proceedings.
(a)    On the Closing Date, the Administrative Agent shall have received from each of TAL Group and the Borrower a certificate, dated the Closing Date, signed by the chairman, a vice-chairman, the president, any vice-president or any other Authorized Officer, and attested to by the secretary, any assistant secretary or other senior officer of such Person, in the form of Exhibit G with appropriate insertions, together with copies of the certificate of incorporation, by-laws or equivalent organizational documents of such Person and the resolutions of such Person referred to in such certificate, and all of the foregoing shall be reasonably satisfactory to the Administrative Agent.
(b)    On the Closing Date, all instruments and agreements in connection with the transactions contemplated by this Credit Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates, bring-down certificates and any other records of Company proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper Company or governmental authorities.
11.5    Approvals. On or prior to the Closing Date and on each Drawdown Date, (a) all necessary governmental (domestic and foreign), regulatory and material third party approvals and/or consents in connection with this Credit Agreement and the other Loan Documents shall have been obtained and remain in full force and effect and evidence thereof shall have been provided to the Administrative Agent; except for any such approval or consent the failure to obtain would not reasonably be expected to have a Material Adverse Effect, and (b) all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the transactions contemplated by this Credit Agreement and the other Loan Documents, the making of the Loans or otherwise referred to herein or therein. Additionally, on the Closing Date and each Drawdown Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon, or materially delaying, or making economically unfeasible, the consummation of the making of the Loans or the other transactions contemplated by the Loan Documents or otherwise referred to herein or therein.
11.6    Guaranty by TAL Group. On the Closing Date, TAL Group shall have duly executed and delivered to the Administrative Agent the guaranty in the form of Exhibit I hereto (as amended, modified, restated and/or supplemented from time to time, the “Guaranty”).
11.7    Security Agreement. On the Closing Date, the Borrower shall have duly authorized, executed and delivered the security agreement in the form of Exhibit H hereto (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”) covering all of the Borrower’s present and future collateral referred to therein, together with:
(a)    proper financing statements (Form UCC-1 or the equivalent) authenticated for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Administrative Agent desirable, to perfect the security interests purported to be created by the Security Agreement;
(b)    certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of a recent date, listing all effective financing statements that name the Borrower as debtor and that are filed in the jurisdictions referred to in clause (a) above, together with copies of such other financing statements that name the Borrower as debtor (none of which shall cover any of the Collateral, except to the extent evidencing Permitted Liens or in respect of which the Administrative Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed (where required) for filing);
(c)    evidence of the completion of (or adequate provision for) all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Administrative Agent desirable, to perfect the security interests intended to be created by the Security Agreement; and
(d)    evidence that all other actions necessary or, in the reasonable opinion of the Administrative Agent desirable, to create, maintain, effect, perfect, preserve, maintain and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect.
11.8    Permitted Indebtedness Agreements. On or prior to the Closing Date, there shall have been delivered to the Administrative Agent by the Borrower true and correct copies of all loan and credit agreements listed on the Closing Date Officer’s Certificate entered into by the Borrower or any of its Subsidiaries, and all agreements shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect on the Closing Date.
11.9    Insurance Certificates; etc. On or prior to the Closing Date, the Administrative Agent shall have received evidence of insurance complying with the requirements of Section 8.11 for the business and properties of the Borrower, in scope, form and substance reasonably satisfactory to the Collateral Agent and naming the Collateral Agent, for the benefit of the Secured Parties, as an additional insured and/or loss payee, and stating that such insurance shall not be canceled or materially revised without at least thirty (30) days’ prior written notice by the respective insurer to the Collateral Agent.
11.10    Audited and Unaudited Financial Statement. Prior to the Closing Date, the Administrative Agent and each of the Lenders shall have received: (a) the financial statements of TAL Group and its Consolidated Subsidiaries as of December 31, 2013 and the consolidated balance sheet of TAL Group and its consolidated Subsidiaries (and its respective predecessors), and the related consolidated statements of income and shareholder’s equity and statement of cash flows for the fiscal year then ended, together with a certification by an Independent Accountant reasonably acceptable to the Administrative Agent, to the effect that such statements fairly present in all material respects the consolidated financial condition of TAL Group and its consolidated Subsidiaries (and its respective predecessors) as of the dates indicated and the results of their consolidated operations and changes in financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years except as disclosed therein (which report shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit); (b) the completed and filed 2013 Form 10K of TAL Group; and (c) the balance sheet of TAL Group and its Consolidated Subsidiaries as of June 30, 2014 and the related consolidated statements of income for such fiscal quarter and the related consolidated statements of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be certified by the chief financial officer or other Authorized Officer that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of TAL Group and its Consolidated Subsidiaries as of the dates indicated and the consolidated results of their operations and/or changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.
11.11    Payment of Fees. On the Closing Date, all costs, fees and expenses, and all other compensation due to the Administrative Agent and the Lenders (including, without limitation, reasonable and documented legal fees and expenses) shall have been paid to the extent then due.
11.12    Equipment Report and Asset Base Report. Prior to the Closing Date, the Administrative Agent shall have received an Equipment Report and an Asset Base Report setting forth the number and type of Pledged Containers then owned by the Borrower and evidencing an Aggregate Net Book Value of at least one hundred twenty five percent (125%) of the principal amount of all Loans to be funded on the Closing Date.
11.13    Leverage Ratio. On the Closing Date the Leverage Ratio, as set forth in a certificate of an Authorized Officer, shall be less than or equal to 4.75 to 1.00.
11.14    Securitization Intercreditor Agreement. On the Closing Date, the Borrower shall have delivered to the Administrative Agent a fully executed copy of a supplement to the Securitization Intercreditor Agreement to add Administrative Agent as a party thereto.
11.15    Payoff and Releases. On the Closing Date, the Borrower shall have delivered to the Administrative Agent evidence that the Credit Agreement dated December 29, 2011 among the Borrower, the lenders party thereto, and First Niagara Bank, N. A., as Administrative Agent and as Collateral Agent, the Credit Agreement dated January 23, 2013 among the Borrower, the lenders party thereto, and First Niagara Bank, N. A., as Administrative Agent and as Collateral Agent, and the Credit Agreement dated December 4, 2013 among the Borrower, the lenders party thereto, and First Niagara Bank, N. A., as Administrative Agent and as Collateral Agent, have been terminated and all obligations thereunder have been repaid in full and satisfied and all liens securing obligations thereunder have been released. On the Closing Date, the Administrative Agent shall have received all necessary lien releases with respect to any existing liens on the Pledged Containers, all in form and substance satisfactory to the Administrative Agent.
11.16    Material Adverse Effect. There exists no Material Adverse Effect.
ARTICLE XII
CONDITIONS PRECEDENT TO ALL LOANS
The obligation of each Lender to make Loans is subject, at the time of the making of such Loan, to the satisfaction of the following conditions:
12.1    Revolving Period. The Closing Date shall have occurred and the Revolving Period shall not have expired or been terminated.
12.2    No Event of Default; Representations and Warranties. At such time and immediately after giving effect to such Loan (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in each other Loan Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
12.3    Asset Base Report. At least three (3) Business Days prior to each Drawdown Date following the Closing Date, the Borrower shall have delivered to the Administrative Agent and each of the Lenders an Asset Base Report as of a month end date not more than fifty (50) days prior to such Drawdown Date, setting forth the number and type of Pledged Containers then owned by the Borrower and evidencing an Aggregate Net Book Value of at least 125% of the aggregate principal amount of Loans outstanding on such Drawdown Date (after the related Loan is made).
12.4    Concentration Limits. All Eligible Containers on the date of the making of such Loan (after giving effect to the Loan(s) advanced on such date and all Collateral pledged in connection therewith) shall comply with all Concentration Limits.
ARTICLE XIII
EVENTS OF DEFAULT; ACCELERATION, ETC.
13.1    Events of Default. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:
(a)    the Borrower shall fail to pay any principal amount of any Loan when due, whether prior to or following any acceleration in accordance with Section 13.1 hereof; provided, however, that (i) if such principal amount is due on a Principal Payment Date that is not the Maturity Date and (ii) the Borrower fails to make such principal amount on its due date as the result of an administrative or technical error not caused by the Borrower, then the Borrower shall be entitled to one (1) additional Business Day to make such payment in full;

(b)    the Borrower shall fail to pay any interest payment on any Loan or any Fee when due and payable, and the continuation of such failure to pay for more than three (3) Business Days after such amounts shall have become due and payable;
(c)    default in the payment of any other Obligations owed to the Administrative Agent or any Lender other than the amounts described in clauses (a) and (b) above, and the continuation of such default for more than fifteen (15) Business Days after the date on which a Senior Designated Officer received written notice of non-payment;
(d)    the Borrower shall fail to comply with any of its covenants contained in Section 9 or Section 10;
(e)    the Borrower or any Credit Party shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (which is not otherwise addressed in this Section 13), which failure materially and adversely affects the interests of the Administrative Agent or the Lenders and continues for thirty (30) days after written notice of such failure has been given to a Senior Designated Officer;
(f)    any representation or warranty of the Borrower made in any Loan Document shall prove incorrect in any material respect when made which materially and adversely affects the interest of the Administrative Agent or any Lender and which (if curable) remains unremedied for a period of thirty (30) days after the first date on which a Senior Designated Officer has received written notice thereof;
(g)    the Borrower, any of its Restricted Subsidiaries (other than a Special Purpose Vehicle) or TAL Group (each a “Credit Party”) shall commence a voluntary case concerning itself under the Federal Bankruptcy Code; or an involuntary case is commenced against any Credit Party and the petition is not controverted within ten (10) days, or is not dismissed within sixty (60) days, after commencement of the case; or a custodian (as defined in the Federal Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Credit Party; or any Credit Party has commenced against it any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Credit Party and such proceeding remains undismissed for a period of sixty (60) days; or any Credit Party is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Credit Party suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of sixty (60) days; or any Credit Party makes a general assignment for the benefit of creditors; or any Company action is taken by any Credit Party for the purpose of effecting any of the foregoing;
(h)    a Change of Control occurs without the prior consent of the Administrative Agent and the Required Lenders;
(i)    the Security Agreement or the Liens purported to be created thereby shall become or be adjudged by a court of competent jurisdiction to be invalid or unenforceable against the Borrower for any reason other than any action taken by the Administrative Agent or any Lender or the failure of the Administrative Agent or any Lender to take any action within its control;

(j)    one or more judgments or decrees shall be entered against TAL Group or the Borrower involving a liability (to the extent not paid when due or covered by a reputable and solvent insurance company (with any portion of any judgment or decree not so covered to be included in any determination hereunder)) equal to or in excess of Fifty Million Dollars ($50,000,000) for all such judgments and decrees and all such judgments or decrees shall either be final and non-appealable or shall not have been vacated, discharged or stayed or bonded pending appeal for any period of thirty (30) consecutive days;
(k)    the Borrower fails to make any payment when due (beyond the applicable grace or cure period with respect thereto, if any) or defaults in the observance or performance (beyond the applicable grace or cure period with respect thereto, if any) of any payment obligation, or any other agreement or covenant with respect to the Indebtedness that, individually or in the aggregate for all such Persons, exceeds Fifty Million Dollars ($50,000,000) and the holder(s) of such Indebtedness have accelerated such Indebtedness;
(l)    the Borrower and each ERISA Affiliate fails to comply in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder;
(m)    the Borrower or TAL Group takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder; and
(n)    any law, rule or regulation shall render invalid, or preclude enforcement of, any material provision of this Credit Agreement or any other Loan Document or impair performance of the obligations of any Credit Party under this Credit Agreement or under any other Loan Document, in each case, for any reason other than as a result of any action taken by the Administrative Agent or the failure of the Administrative Agent to take any action within its control, then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare any or all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in Sections 13.1(g), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent.
13.2    Termination of Commitments. If an Event of Default specified in Sections 13.1(g) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrower. If any other Event of Default shall have occurred and be continuing, the Administrative Agent may and upon the request of the Required Lenders shall, by notice to the Borrower, terminate the unused portion of the Commitments hereunder, and upon such notice being given such unused portion of the Commitments hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans. No termination of the Commitments hereunder shall relieve the Borrower of any of the Obligations.
13.3    Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Administrative Agent shall have accelerated the maturity of the Loans pursuant to Section 13.1, each Lender, if owed any amount with respect to the Loans may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Administrative Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.
13.4    Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent or any Secured Party, as the case may be, receives any monies in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:
(a)    First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for, or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any Taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;
(b)    Second, to the payment in full of all of the Secured Obligations pro rata among the Secured Parties in accordance with the amounts owing to each of them;
(c)    Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Secured Obligations, to the payment of any obligations required to be paid pursuant to Section 9 608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State of New York; and
(d)    Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.
ARTICLE XIV
ADMINISTRATIVE AND COLLATERAL AGENT
14.1    Appointment and Authority. Each of the Lenders hereby irrevocably appoints First Niagara Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall have no rights as a third party beneficiary of any of such provisions.

14.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or its Affiliates as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
14.3    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 16.12 and 13.2) or (y) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall promptly provide notice thereof to the other Lenders.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Sections 11 or 12 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

14.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
14.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 14 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
14.6    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 16.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and its respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

In the event that (i) the Administrative Agent, whether in its capacity as the Administrative Agent or a Lender, does not consent (or fails to respond) to a proposed amendment, modification or waiver to any provision of this Credit Agreement or any other Loan Document requested by the Borrower and (ii) such proposed amendment, modification or waiver has been approved by the Required Lenders, the Borrower may, upon (x) ten (10) Business Days’ written notice to the Administrative Agent and (y) receipt by the Administrative Agent of the amount calculated in accordance with Section 16.13 hereof in connection with a transfer of the Loans by the Administrative Agent, require that the Administrative Agent promptly resign from such position, such resignation, and the appointment of a successor Administrative Agent to be consummated in accordance with the first paragraph of this Section 14.6.
14.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
14.8    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its respective agents and counsel) and all other amounts due the Lenders and the Administrative Agent under Sections 5.1 and 16.3 allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5.1 and 16.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.9    Collateral Matters.
(a)    The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:
(i)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) subject to Section 16.12, if approved, authorized or ratified in writing by the Required Lenders; and
(ii)    to take the actions with respect to the Collateral and the Guaranty as are set forth in the Security Documents and the Guaranty, respectively.
(b)    The Lenders hereby agree that the Security Documents may be enforced only by the action of the Administrative Agent, in each case, acting upon the instructions of the Required Lenders, and that no Lender shall have any right individually to seek to enforce or to enforce the Security Documents to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lender upon the terms of this Credit Agreement and the Security Documents.
(c)    Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral.
14.10    Collateral Agent. All of the provisions of this Article 14 applicable to the Administrative Agent shall be equally applicable to the Collateral Agent.
14.11    Hedge Counterparties. A Hedge Counterparty shall have no rights under this Credit Agreement except the right to share in payments and collections out of the Collateral as more fully set forth in Section 13.4 hereof. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Hedge Counterparty with respect to any Hedging Agreement unless such Hedge Counterparty has notified the Administrative Agent in writing of the amount of any such liability owed to it prior to such distribution.
14.12    Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time with the prior consent of the Borrower to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.
ARTICLE XV
SUCCESSORS AND ASSIGNS
15.1    General Conditions. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or Obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to a Person in accordance with the provisions of Section 15.2, (b) by way of participation in accordance with the provisions of Section 15.4 or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 15.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 15.4, and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.
15.2    Assignment by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), provided that:
(a)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Designated Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
(b)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, it being understood that non-pro rata assignments of or among any of the Commitments and Loans are not permitted;
(c)    any assignment of a Commitment or Loan must be approved by the Administrative Agent and the Borrower (each such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is an Eligible Assignee;
(d)    so long as First Niagara Bank is the Administrative Agent, any assignment by First Niagara Bank or any of its Affiliates of all or a portion of its Commitments or Loans that would result in First Niagara Bank and its Affiliates holding in aggregate less than fifteen percent (15%) of the Aggregate Commitments, or, if the Commitments are not then in effect, the aggregate Loans outstanding, shall require, so long as no Designated Event of Default has occurred and is continuing, the consent of the Borrower, such consent not to be unreasonably withheld or delayed; and
(e)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Assignee, if it is not already a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 15.3, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.2(b), 5.6 and 16.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 15.4. Notwithstanding anything to the contrary contained herein, the Borrower shall not be obligated to pay to the Assignee any amount under Section 5.2(b), 5.6 or 5.7 that is greater than the amount that the Borrower would have been obligated to pay such Assignee’s assignor if such assigning Lender had not assigned to such Assignee any of its rights under this Credit Agreement, unless (i) the circumstances giving rise to such greater payments did not exist at the time of such assignment, or (ii) the Borrower consented to the payment of such increased amounts at the time of the assignment to such Assignee.
15.3    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.
15.4    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent or any other Lender, sell participations to any Person other than a natural person or the Borrower or any of its Affiliates (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Credit Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the principal of or the interest rate on any Loan, extend the term or increase the amount of the Commitment of such Lender as it relates to such Participant, extend any regularly scheduled payment date for principal, fees or interest or release any or all of the Collateral. Subject to Section 15.5, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.2(b), 5.6, 5.7 and 5.9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 15.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 16.1 as though it were a Lender, provided such Participant agrees to be subject to Section 15.1 as though it were a Lender. Each Lender that sells a participation pursuant to this Section 15.4 to a Participant shall, as agent of the Borrower solely for the purpose of this Section 15.4, record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participation.
15.5    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 5.2(b), 5.6 or 5.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.2(b) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.2(c) as though it were a Lender.
15.6    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note) to secure obligations of such Lender, including any pledge or assignment to secure obligations to one of the twelve Federal Reserve Banks of the United States in the Federal Reserve System or The European Central Bank or any national central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
15.7    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
ARTICLE XVI
PROVISIONS OF GENERAL APPLICATIONS
16.1    Setoff. The Borrower hereby grants to the Administrative Agent and each of the Lenders a continuing lien, security interest and right of setoff as security for all liabilities and Obligations to the Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them. Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders to the Borrower and any securities or other property of the Borrower in the possession of such Lender may be applied to or set off by the Administrative Agent against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER IS HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agree with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Lender, other than Indebtedness evidenced by the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make arrangements with the Administrative Agent and the other Lenders with respect to such excess in accordance with the provisions of Section 4.5.
16.2    Expenses. The Borrower agrees to pay (a) the reasonable and documented costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable and documented fees, expenses and disbursements of the Administrative Agent’s Special Counsel and any local counsel to the Administrative Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document providing for such cancellation, (c) the reasonable and documented fees, expenses and disbursements of the Administrative Agent or any of its Affiliates incurred by the Administrative Agent or such Affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, (d) any reasonable and documented fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Administrative Agent in establishing, maintaining or handling agency accounts, lock box accounts and other accounts for the collection of any of the Collateral, (e) all reasonable and documented out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Administrative Agent’s relationship with the Borrower and (f) all reasonable and documented fees, expenses and disbursements of any Lender or the Administrative Agent incurred in connection with UCC searches, UCC filings, or mortgage recordings. The covenants contained in this Section 16.2 shall survive payment or satisfaction in full of all other Obligations.
16.3    Indemnification. The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Collateral Agent, each of the Lenders, each of their Affiliates, and each of their respective officers, directors, employees, professional advisers, auditors, partners and agents (collectively, the “Indemnitees”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby (the “Indemnified Liabilities”), including, without limitation, (a) any actual or proposed use by the Borrower of the proceeds of any of the Loans, (b) the reversal or withdrawal of any provisional credits granted by the Administrative Agent or any Lender upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrower or in connection with the provisional honoring of funds transfers, checks or other items, (c) the Borrower entering into or performing this Credit Agreement or any of the other Loan Documents, (d) any such liability, loss, damage or expense in any way relating to, or arising out of, the manufacture, ownership, leasing or operation of the Collateral incurred prior to any foreclosure on the Collateral, or (e) with respect to the Borrower and its respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of one counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall have no obligation to any Indemnitee hereunder with respect to Indemnified Liabilities and related costs and expenses (i) to the extent that such Indemnified Liabilities constitute special, indirect, consequential or punitive damages or damages or liabilities based upon any theory of lost profits, or (ii) to the extent that such Indemnified Liabilities are finally judicially determined to have resulted from the gross negligence, bad faith, willful misconduct or recklessness of such Indemnitee (and, upon any such determination, any indemnification payments with respect to such Indemnified Liabilities or related costs and expenses previously received by such Indemnitee shall be promptly reimbursed by such Indemnitee). In litigation, or the preparation therefor, each Indemnitee shall be entitled to select its own counsel and, in addition to the foregoing indemnity; provided, that the Borrower shall only be obligated under this Section 16.3 to pay the reasonable and documented fees and expenses of one counsel on behalf of all Indemnitees. If, and to the extent that the Obligations of the Borrower under this Section 16.3 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such Obligations which is permissible under applicable law. The covenants contained in this Section 16.3 shall survive payment or satisfaction in full of all other Obligations.
16.4    Treatment of Certain Confidential Information.
(a)    Confidentiality. Each of the Lenders and the Administrative Agent agrees, on behalf of itself and each of its Affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any information supplied to it by, or on behalf of, the Borrower pursuant to this Credit Agreement, provided that nothing herein shall limit the disclosure of any such information: (i) after such information shall have become public other than through a violation of this Section 16.4, or becomes available to any of the Lenders or the Administrative Agent on a nonconfidential basis from a source other than the Borrower; (ii) to the extent required by statute, rule, regulation or judicial process; (iii) to counsel for any of the Lenders or the Administrative Agent; (iv) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent, or to auditors or accountants; (v) to the Administrative Agent, any Lender or any Financial Affiliate; (vi) in connection with any litigation to which any one or more of the Lenders, the Administrative Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document; (vii) to a Lender Affiliate or a Subsidiary or affiliate of the Administrative Agent; (viii) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of this Section 16.4; or (ix) with the prior written consent of the Borrower. Each of the Administrative Agent, the Lenders and the Financial Affiliates agrees not to use any information supplied to it by, or on behalf, of the Borrower pursuant to this Credit Agreement for any purpose or in any manner other that evaluating the performance of the Borrower and its Subsidiaries hereunder and enforcing the rights, remedies and obligations hereunder and under the other Loan Documents. Without the prior written consent of the Borrower, none of the Administrative Agent, any Lender or any Financial Affiliate shall be permitted to refer to the Borrower in connection with any advertising, promotion or marketing undertaken by the Administrative Agent, such Lenders or such Financial Affiliate.
(b)    Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.
(c)    Other. In no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrower. The obligations of each Lender under this Section 16.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans from any Lender.
16.5    Survival of Covenants, etc. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any Loans as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.
16.6    Notices.
(a)    Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows.
(i)    if to TAL International Container Corporation, 100 Manhattanville Road, Purchase, New York 10577-2135, Attention: Andrew Greenberg, Facsimile: 914-697-2886, or at such other addresses for notice as the Borrower shall last have furnished in writing to the Person giving the notice, with copies to the attention of Marc Pearlin at the same address and Facsimile: 914-697-2526;
(ii)    if to the Administrative Agent, for all financial reporting requirements hereunder, including without limitation the Asset Base Report, the Equipment Report, financial statements and covenants, at (x) First Niagara Bank, N.A. - Corporate Banking, 555 Patroon Creek Blvd., Albany, New York 12206, Attention: John Kennedy and (y) First Niagara Bank, N.A. , 726 Exchange Street, Suite 900 Buffalo, NY 14210, Attn: Commercial Participations, for all other notices and other communications at the Administrative Agent’s Office or such other address for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice, with copies to Reed Smith LLP, 1717 Arch Street, Suite 3100, Philadelphia, PA 19103, Attention: James S. Lawlor, Facsimile: 215-851-1420; and
(iii)    if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.
(b)    Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the sixth Business Day following the mailing thereof. Any notice or other communication to be made hereunder or under the Notes, even if otherwise required to be in writing under other provisions of this Credit Agreement or the Notes may alternatively be made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), and such electronic transmission shall be effective at the time set forth in such procedures. Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Credit Agreement or the Notes and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Credit Agreement or the Notes.
16.7    Governing Law. THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 16.6. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.
16.8    Headings. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
16.9    Counterparts. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile or electronic mail by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.
16.10    Entire Agreement, etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 16.12.
16.11    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (a) certifies that no representative, agent or attorney of any Lender or the Administrative Agent has represented, expressly or otherwise, that the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Administrative Agent and the Lenders have been induced to enter into this Credit Agreement and the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.
16.12    Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:
(a)    without the written consent of the Borrower and each Lender directly affected thereby:
(i)    increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment; or
(ii)    change the pro rata treatment of the Lenders pursuant to Sections 4.3(c), 4.5, 13.4 and 16.1 hereof.
(b)    without the written consent of all of the Lenders:
(i)    reduce, delay or forgive the principal amount of any Loans or reduce the rate of interest on the Loans or the priority thereof or the amount of any Fees (other than interest on the

Notes accruing pursuant to Section 5.10 following the effective date of any waiver by the Required Lenders of the Event of Default relating thereto);
(ii)    postpone or extend the Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Loans or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to Section 5.10, and (B) any vote to rescind any acceleration made pursuant to Section 13.1 of amounts owing with respect to the Loans and other Obligations shall require only the approval of the Required Lenders);
(iii)    other than pursuant to a Permitted Securitization or any other transaction not prohibited by the terms of this Credit Agreement, release all or substantially all of the Collateral (excluding, if the Borrower or any Subsidiary of Borrower becomes a debtor under the Federal Bankruptcy Code or other applicable insolvency laws, the release of “cash collateral”, as defined in Section 363(a) of the Federal Bankruptcy Code or any analogous provision of any applicable insolvency law pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders);
(iv)    amend or waive this Section 16.12 or the definitions of “Required Lenders”, “Advance Rate”, “Asset Base”, “Net Book Value” or “Eligible Container”; or
(v)     release TAL Group from the Guaranty.
(c)    without the written consent of the Administrative Agent, amend or waive Section 14, the amount or time of payment of any Fee payable for the Administrative Agent’s account or any other provision applicable to the Administrative Agent; or
(d)    without the consent of any affected counterparty (other than Borrower or any of its Affiliates) to any Hedging Agreement, reduce, delay, forgive or change the relative priority of any amounts owing to such Person in accordance with the terms hereof.
No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.
16.13    Replacement of Lenders.
(a)    In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 5.6 or 5.7, (ii) any Lender delivers a notice described in Section 5.4 or 5.5, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 5.2(b), (iv) any Lender does not consent (or fails to respond) to a proposed amendment, modification or waiver to any provision of this Credit Agreement or any other Loan Document requested by the Borrower or (v) the Borrower reasonably determines that any Lender or any Affiliate of a Lender is a Competitor, then, in each case, the Borrower may, at its sole expense and effort, upon at least ten (10) Business Days’ notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 15.2), all of its interests, rights and obligations under this Credit Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 15.2;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 5.6 or 5.7 or payments required to be made pursuant to Section 5.2(b), such assignment will result in a reduction in such compensation or payments thereafter; and
(iv)    such assignment does not conflict with applicable laws.
(b)    In connection with any such replacement, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the replacement Lender executes and delivers such Assignment and Assumption to the replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c)    If (i) any Lender shall request compensation under Section 5.6 or 5.7, (ii) any Lender delivers a notice described in Section 5.4 or 5.5, or (iii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 5.2(b), then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 5.6 or 5.7, enable it to withdraw its notice pursuant to Section 5.4 or 5.5, or would reduce amounts payable pursuant to Section 5.2(b), as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.
16.14    Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.
16.15    USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001))

(the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
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IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

TAL INTERNATIONAL CONTAINER CORPORATION

By:
Name:    Andrew Greenberg
Title:    Vice President & Treasurer

TAL Credit Agreement Signature Page

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

FIRST NIAGARA BANK, N.A., in its capacities as Administrative Agent, Collateral Agent and a Lender

By:
Name:    John Kennedy
Title:    Vice President

TAL Credit Agreement Signature Page

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

_________________________, in its capacity as a Lender

By:
Name:
Title:

TAL Credit Agreement Signature Page

SCHEDULE 1
Funding Commitments and Commitment Percentages of Lenders

Lender	Commitment Dollar Amount	Commitment Percentage
First Niagara Bank, N.A. 726 Exchange Street Suite 900 Buffalo, NY 14210 Attn: Commercial Participations	$50,000,000	14.2857142857%
ING Belgium SA/NV Structured Finance ETIG 24, Avenue Marnix 1000-Brussels Belgium	$50,000,000	14.2857142857%
Wells Fargo Equipment Finance, Inc. 733 Marquette Avenue, Suite 700 Minneapolis, MN 55402	$45,000,000	12.8571428571%
PNC Bank, National Association 249 Fifth Avenue One PNC Plaza Pittsburgh, PA 15222	$45,000,000	12.8571428571%
Mizuho Bank, Ltd. 1251 Avenue of the Americas New York, NY 10020	$26,500,000	7.5714285714%
Siemens Financial Services, Inc. 170 Wood Avenue South Iselin, NJ 08830	$22,000,000	6.2857142857%
Santander Bank, N.A. 601 Penn Street Reading, PA 19601	$22,000,000	6.2857142857%
People’s United Bank One Post Office Square, Suite 3710 Boston, MA 02110	$22,000,000	6.2857142857%
KeyBank National Association 1000 South McCaslin Blvd. Superior, CO 80027	$22,000,000	6.2857142857%
S&T Bank 800 Philadelphia Street P.O. Box 190 Indiana, PA 15701 Attn: Gregory R. Boyer	$13,000,000	3.7142857143%
Pioneer Savings Bank 21 Second Street Troy, NY 12180 Attn: David E. Blessing	$11,500,000	3.2857142857%
Customers Bank 99 Bridge Street Phoenixville, PA 19460 Attn: Lyle Cunningham Attn: Scott Gates	$9,000,000	2.5714285714%

The Bryn Mawr Trust Company 22 W. State Street Media, PA 19063 Attn: Chris Smith	$7,000,000	2.0000000000%
Fox Chase Bank 4390 Davisville Road Hatboro, PA 19040 Attn: Adam Regnery	$5,000,000	1.4285714286%

Total	$350,000,000	100.0000000000%

SCHEDULE 2
Listing of Pledged Containers